UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 SCHEDULE 14A Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant Filed by a Party other than the Registrant Check the appropriate box:

Preliminary Proxy Statement

Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

Definitive Proxy Statement

Definitive Additional Materials

Soliciting Material Pursuant to §240.14a-12

Reis, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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530 Fifth Avenue, 5th Floor New York, NY 10036 (212) 921-1122 www.reis.com

April 22, 2009

Dear Stockholder:

You are cordially invited to attend the Reis, Inc. 2009 Annual Meeting of Stockholders, which will be held on Thursday, June 11, 2009, at 10:00 a.m., Eastern Daylight time, at the offices of The Nasdaq OMX Group, One Liberty Plaza, 165 Broadway, 50th Floor, New York, New York 10006.

Information about the annual meeting and the various matters on which the stockholders will act is included in the Notice of Annual Meeting of Stockholders and Proxy Statement which follow. Also included is a Proxy Card and postage paid return envelope.

It is important that your shares be represented at the annual meeting. Whether or not you plan to attend, we hope that you will complete and return your Proxy Card in the enclosed envelope as promptly as possible.

Sincerely,
/s/ Lloyd Lynford
LLOYD LYNFORD Chief Executive Officer and President

530 Fifth Avenue, 5th Floor New York, NY 10036 (212) 921-1122 www.reis.com

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS To Be Held Thursday, June 11, 2009

    The 2009 Annual Meeting of Stockholders of Reis, Inc., a Maryland corporation (“Reis” or the “Company”), will be held at the offices of The Nasdaq OMX Group, One Liberty Plaza, 165 Broadway, 50th Floor, New York, New York 10006, on Thursday, June 11, 2009 at 10:00 a.m., Eastern Daylight time, for the following purposes:

1.
To elect as directors the two nominees named in the attached Proxy Statement to a three year term expiring at the 2012 annual meeting of stockholders and upon the election and qualification of their respective successors.

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009.

3.	To transact such other business as may properly come before the annual meeting or any adjournment(s) or postponement(s) thereof.

    These items are fully described in the Proxy Statement, which is part of this notice. We have not received notice of any other matters that may be properly presented at the annual meeting.

    The board of directors has fixed the close of business on April 15, 2009 as the record date for determining the stockholders entitled to receive notice of and to vote at the annual meeting and any adjournment(s) or postponement(s) thereof.

    STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON.

    YOUR VOTE IS IMPORTANT. ACCORDINGLY, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

By Order of the Board of Directors
/s/ Alexander G. Simpson
Alexander G. Simpson Secretary

April 22, 2009 New York, New York

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 11, 2009: The Notice of Annual Meeting, the Proxy Statement and the 2008 Annual Report are available at www.reis.com/eproxy.

THIS PROXY STATEMENT AND THE PROXY CARD ARE BEING DISTRIBUTED ON OR ABOUT APRIL 22, 2009.

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Proxy Statement

    This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of Reis, Inc, a Maryland corporation (“Reis” or the “Company”), to be used at the 2009 annual meeting of stockholders of the Company. The annual meeting will be held at the offices of The Nasdaq OMX Group, One Liberty Plaza, 165 Broadway, 50th Floor, New York, New York 10006, on Thursday, June 11, 2009 at 10:00 a.m., Eastern Daylight time. The 2008 Annual Report to Stockholders, including the consolidated financial statements of the Company for the fiscal year ended December 31, 2008, accompanies this proxy statement, which is first being mailed to stockholders on or about April 22, 2009.

Voting and Proxy Procedure

Attending the Annual Meeting; Who Can Vote

    You are entitled to vote your Reis common stock if the records of the Company show that you held your shares as of the close of business on April 15, 2009. As of the close of business on that date, a total of 10,791,687 shares of Reis common stock were outstanding and entitled to vote. Each share of common stock has one vote. You will need to provide identification to be admitted to the annual meeting.

    If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by your broker or nominee. As the beneficial owner, you have the right to direct your broker how to vote. If you are a beneficial owner of Reis common stock held in street name, in addition to identification, you will need proof of ownership to be admitted to the annual meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of Reis common stock held in street name in person at the annual meeting, you will have to obtain a written proxy in your name from the broker, bank or other nominee who holds your shares.

    You may obtain directions to the annual meeting by contacting Reis’s Corporate Secretary in writing (c/o Reis, Inc., 530 Fifth Avenue, 5th Floor, New York, New York 10036), by email (at investorrelations@reis.com) or by facsimile (at 212-421-7442).

Quorum and Vote Required

    The annual meeting will be held only if there is a quorum present. A quorum exists if a majority of the outstanding shares of common stock entitled to vote is represented at the annual meeting. If you return valid proxy instructions or attend the annual meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted for purposes of determining the existence of a quorum; provided that the record holder is present or has provided a proxy with respect to those shares on at least one item. A broker non-vote occurs when a stockholder fails to provide voting instructions to its broker for shares held in “street name.” Under those circumstances, a stockholder’s broker may be authorized to vote on behalf of the stockholder on some routine items (Proposals 1 and 2 are both considered routine for this purpose) but is prohibited from voting on other items. Those items on which a stockholder’s broker cannot vote result in broker non-votes if the stockholder does not instruct the broker.

    In voting on the election of directors (Proposal 1), you may vote for a director or withhold your vote with respect to a director. There is no cumulative voting for the election of directors. For the election of directors, a plurality of the votes cast is required. This means that the nominees receiving the greatest number of votes will be elected. Abstentions and broker non-votes will have no effect on the outcome of the election.

    In voting to ratify the appointment of Ernst & Young LLP as Reis’s independent registered public accounting firm (Proposal 2), you may vote in favor of the proposal, vote against the proposal or abstain from voting. This matter will be decided by the affirmative vote of a majority of the votes cast on the proposal at the annual meeting. Abstentions and broker non-votes will have no effect on the outcome of this matter.

Voting by Proxy

    The board of directors of Reis is sending you this proxy statement to request that you allow your shares of Reis common stock to be represented at the annual meeting by the persons named in the enclosed proxy card. All shares of Reis common stock represented at the annual meeting by properly executed proxies will be voted in accordance with the instructions indicated on the proxy card. If you sign, date and return a proxy card without giving voting instructions, your shares will be voted as recommended by the Company’s board of directors.

    The board of directors unanimously recommends a vote “FOR” each of the nominees for director and “FOR” ratification of Ernst & Young LLP as Reis’s independent registered public accounting firm.

    If any matters not described in this proxy statement are properly presented at the annual meeting, the persons named in the proxy card will use their judgment to determine how to vote your shares. This includes a motion to adjourn or postpone the annual meeting in order to solicit additional proxies. If the annual meeting is adjourned or postponed, your Reis common stock may be voted by the persons named in the proxy card on the new meeting date as well, unless you have revoked your proxy. Neither the board of directors nor management of Reis knows of any other matters to be presented at the annual meeting.

    You may revoke your proxy at any time before the vote is taken at the annual meeting. To revoke your proxy you must either advise the Secretary of the Company in writing before your common stock has been voted at the annual meeting, deliver a later dated proxy, or attend the annual meeting and vote your shares in person. Attendance at the annual meeting will not in itself constitute revocation of your proxy.

    If your Reis common stock is held in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted or to change your vote. Your broker or bank may allow you to deliver your voting instructions via the telephone or the Internet. Please review the proxy card or instruction form provided by your broker, bank or other nominee that accompanies this proxy statement.

    Every Reis stockholder’s vote is important. Accordingly, you should sign, date and return the enclosed proxy card whether or not you plan to attend the annual meeting in person.

Solicitation of Proxies

    Reis will pay the cost of solicitation of proxies on behalf of its management. In addition to the solicitation of proxies by mail, MacKenzie Partners, Inc., a proxy solicitation firm, will assist Reis in soliciting proxies for the annual meeting for a fee of $4,000, plus out-of-pocket expenses. Proxies may also be solicited personally or by telephone by directors, officers and other employees of Reis, without additional compensation. Reis will also request persons, firms and corporations holding shares in their names, or in the names of their nominees, which shares are beneficially owned by others, to send proxy materials to, and obtain proxies from, such beneficial owners, and will reimburse such persons for their reasonable expenses in doing so.

General Disclosure

    In this proxy statement, we refer to the May 2007 merger between Wellsford Real Properties, Inc. (“Wellsford”), a Maryland corporation, and Reis, Inc. (“Private Reis”), a Delaware corporation, as the “Merger.” In connection with the Merger, Wellsford changed its name to “Reis, Inc.” and Private Reis merged into Reis Services, LLC (“Reis Services”), a Maryland limited liability company and a wholly owned subsidiary of Wellsford, and currently operates under the “Reis Services” name. In this proxy statement, to avoid confusion, when we refer to events occurring prior to the Merger, we may use the term “Wellsford” to refer to the Company, and we may use the term “Private Reis” to refer to the Delaware corporation that is the predecessor to Reis Services.

Corporate Governance

General

    Reis periodically reviews its corporate governance policies and procedures to ensure that the Company meets the highest standards of ethical conduct, reports results with accuracy and transparency, and maintains full compliance with the laws, rules and regulations that govern Reis and its operations. As part of this periodic corporate governance review, the board of directors reviews and adopts what it believes are, at that time, the best corporate governance policies and practices for Reis.

Code of Business Conduct and Ethics

    Reis has adopted a Code of Business Conduct and Ethics for Directors, Senior Financial Officers, Other Officers and All Other Employees (the “Code of Ethics”) and a Policy for Protection of Whistleblowers from Retaliation (the “Whistleblower Policy”). The Code of Ethics is a set of written standards reasonably designed to deter wrongdoing and to ensure that Reis’s directors, officers and employees meet the highest standards of ethical conduct. The Code of Ethics requires that Reis’s directors, officers and employees avoid conflicts of interest, comply with all laws and other legal requirements, not engage in insider trading, not use Reis’s resources for personal gain, conduct business in an honest and ethical manner and otherwise act with integrity and in Reis’s best interest. Under the terms of the Code of Ethics, directors, officers and employees are required to report any conduct they believe in good faith to be an actual or apparent violation of the Code of Ethics.

    As a mechanism to encourage compliance with the Code of Ethics, Reis has adopted the Whistleblower Policy, which contains procedures to receive, treat and retain complaints regarding accounting, internal accounting controls or auditing matters. These procedures ensure that individuals may submit concerns regarding questionable accounting or auditing matters in a confidential and anonymous manner. The Whistleblower Policy also prohibits Reis from retaliating against any director, officer or employee who reports actual or apparent violations of the Code of Ethics.

    Copies of the Code of Ethics and the Whistleblower Policy can be found under “Governance Documents” at the Investor Relations portion of Reis’s website (www.reis.com).  A description of any substantive amendment of the Code of Ethics, or any waiver under the Code of Ethics applicable to Reis’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, will be disclosed at the same location.

Meetings and Committees of the Board of Directors

    General.  The Company conducts business through meetings and activities of its board of directors and committees thereof. During 2008, the board of directors of the Company held eight meetings and acted by written consent on other occasions. No director attended fewer than 75% of the total meetings of the board of directors and the committees on which such director served, except for Bonnie R. Cohen, who recused herself from, and did not attend, four meetings of the board of directors.  Ms. Cohen recused herself from these meetings as a precaution due to a nonbusiness relationship between Ms. Cohen and her husband and the chairman of Costar Group, Inc., which offered to acquire Reis during 2008.

    The following table identifies the Company’s standing committees and their members at December 31, 2008 (and as of the date of this proxy statement), and lists the number of meetings held by each committee during 2008. The members of each committee are appointed by the board of directors, generally on an annual basis at the board’s meeting held immediately following the annual meeting of stockholders. All members of each committee, other than the Executive Committee, are independent in accordance with the listing standards of the Nasdaq Stock Market. Each of the committees listed below, other than the Executive Committee, operates under a written charter, adopted by the board of directors,  that governs its composition, responsibilities and operations. The charter for each committee and Reis’s “Corporate Governance Guidelines” are available under “Governance Documents” at the Investor Relations portion of Reis’s website (www.reis.com).

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Executive Committee

Bonnie R. Cohen			X
Douglas Crocker II	X			X
Michael J. Del Giudice		*	X
Meyer “Sandy” Frucher		X	*
Jonathan Garfield
Edward Lowenthal	X	X		X
Jeffrey H. Lynford (Chairman)				*
Lloyd Lynford
M. Christian Mitchell	*		X

Number of meetings in 2008 (not including actions taken by written consent)	6	4	2	0

*	Denotes Chairperson

Changes in Board of Directors and Committee Composition. During 2008, the following changes to board of directors and committee composition occurred:

▪
Mark S. Germain determined that he would not stand for re-election at Reis’s 2008 annual meeting of stockholders.  The board of directors determined not to fill his seat and passed a resolution, as permitted by Reis’s bylaws, reducing the size of the board from ten members to nine as of May 29, 2008 (the date of the 2008 annual meeting).

▪	Mr. Lowenthal was appointed to fill Mr. Germain’s seat on the Audit Committee, effective May 29, 2008.

▪
Mr. Lowenthal resigned from the Nominating and Corporate Governance Committee, effective May 29, 2008.  As a result of this resignation and the fact that Mr. Germain’s seat on the committee was not filled, the number of members of the Nominating and Corporate Governance Committee was reduced from six to four.

    Ms. Cohen and Mr. Crocker have notified the Company that they will not stand for re-election at the annual meeting. Thus, they will no longer be directors of the Company after the annual meeting.  The board of directors has determined not to fill their seats and has passed a resolution, as permitted by Reis’s bylaws, reducing the size of the board from nine members to seven as of June 11, 2009 (the date of the 2009 annual meeting).  In reaching this decision, the board of directors took into account the qualifications and expertise of the remaining directors and the relative size of the Company.  In addition, reducing the size of the board of directors is consistent with the Company’s previously announced cost reduction and containment efforts.  At its meeting immediately following the annual meeting, the board of directors will appoint the members of each committee, based on recommendations by the Nominating and Corporate Governance Committee.  The board has not made a determination as to the proposed composition of the various committees after the annual meeting.

    Audit Committee.  The Audit Committee selects and retains (subject to approval by the Company’s stockholders) the independent registered public accounting firm for Reis, reviews the scope of the work of the independent registered public accounting firm and their reports, and reviews the activities and actions of Reis’s accounting staff in its preparation of financial statements and review of internal control over financial reporting. The board of directors has designated Mr. Mitchell as an “audit committee financial expert” under the rules of the Securities and Exchange Commission (the “SEC”). In addition to being independent generally, as set forth under “—Independent Directors,” Messrs. Mitchell, Crocker and Lowenthal each satisfy the additional independence requirements for audit committee members under the listing standards of the Nasdaq Stock Market. The annual report of the Audit Committee required by the rules of the SEC is included in this proxy statement. See “Audit Committee Report.”

    Compensation Committee.  The Compensation Committee reviews and determines salaries and other benefits for executive officers of Reis and its subsidiaries, reviews and determines employees to whom stock options, restricted stock and other awards are to be granted and the terms of such grants, reviews the selection of officers who participate in incentive and other compensatory plans and arrangements, reviews the Company’s compensation plans, and recommends new plans, or amendments to those plans, to the board of directors. See “Compensation Discussion and Analysis.” The annual report of the Compensation Committee required by the rules of the SEC is included in this proxy statement. See “Compensation Committee Report.”

    Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee takes a leadership role in shaping governance policies and practices, including recommending to the board of directors the corporate governance policies and guidelines applicable to Reis and monitoring compliance with these policies and guidelines. In addition, the Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to become board members and recommending the director nominees for election at the next annual meeting of stockholders. This committee also recommends director candidates for each committee for appointment by the board. The procedures of the Nominating and Corporate Governance Committee required to be disclosed by the rules of the SEC are included in this proxy statement. See “— Nominating and Corporate Governance Committee Procedures.”

    Executive Committee.  The Executive Committee has the authority to acquire, dispose of and finance investments for Reis and execute contracts and agreements, including those related to the borrowing of money by Reis, and generally to exercise all other powers of the board of directors except for those which may not be delegated to a committee under Maryland law and those which require action by all directors or the independent directors or approval of the stockholders under the charter or bylaws of Reis or under applicable law.

Nominating and Corporate Governance Committee Procedures

    General.  It is the policy of the Nominating and Corporate Governance Committee to consider director candidates recommended by stockholders who appear to be qualified to serve on the Reis board of directors. The Nominating and Corporate Governance Committee may choose not to consider an unsolicited recommendation if no vacancy exists on the board of directors and the Nominating and Corporate Governance Committee does not perceive a need to increase the size of the board. In order to avoid the unnecessary use of the Nominating and Corporate Governance Committee’s resources, the Nominating and Corporate Governance Committee will consider only those director candidates recommended in accordance with the procedures set forth below.

    Procedures to Be Followed by Stockholders.  To submit a recommendation of a director candidate to the Nominating and Corporate Governance Committee, a stockholder should submit, in writing, the information set forth in Article II, Section 11 of the Company’s bylaws, addressed to the Chairperson of the Nominating and Corporate Governance Committee, care of the Corporate Secretary, at the main office of Reis.  This information includes:

▪
All information relating to such director candidate that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including the written consent of the person being recommended as a director candidate to being named in the proxy statement as a nominee and to serving as a director if elected.

▪	As to the stockholder, the director candidate or any Stockholder Associated Person (as defined below):

o
the class, series and number of all shares of stock or other securities of the Company or any affiliate of the Company (collectively, the “Company Securities”), if any, which are owned (beneficially or of record) by such stockholder, director candidate or Stockholder Associated Person, the date on which each such Company Security was acquired and the investment intent of such acquisition, and any short interest (including any opportunity to profit or share in any benefit from any decrease in the price of such stock or other security) in any Company Securities of any such person;

o	the nominee holder for, and number of, any Company Securities owned beneficially but not of record by such stockholder, director candidate or Stockholder Associated Person;

o
any interest, direct or indirect, of such stockholder, director candidate or Stockholder Associated Person, individually or in the aggregate, in the Company or any affiliate of the Company, other than an interest arising from the ownership of Company Securities, where such stockholder, director candidate or Stockholder Associated Person receives no extra or special benefit not shared on a pro rata basis by all holders of the same class or series; and

o
whether and the extent to which, during the past six months, such stockholder, director candidate or Stockholder Associated Person has, directly or indirectly (through brokers, nominees or otherwise), engaged in any hedging, derivative or other transaction or series of transactions or entered into any other agreement, arrangement or understanding (including any short interest, any borrowing or lending of securities or any proxy or voting agreement), the effect or intent of which is to manage risk or benefit of changes in the price of Company Securities for such stockholder, director candidate or Stockholder Associated Person or to increase or decrease the voting power of such stockholder, director candidate or Stockholder Associated Person in the Company or any affiliate thereof disproportionately to such person’s economic interest therein.

▪	As to the stockholder giving the notice, any Stockholder Associated Person with an interest or ownership referred to above and any director candidate:

o
the name and address of such stockholder, as they appear on the Company’s stock ledger, and the current name, business address, if different, and residence address of each such Stockholder Associated Person and any director candidate; and

o
the investment strategy or objective, if any, of such stockholder, each such Stockholder Associated Person and any director candidate and a copy of the prospectus, offering memorandum or similar document, if any, provided to investors or potential investors in such stockholder, each such Stockholder Associated Person and any director candidate.

▪
To the extent known by the stockholder giving the notice, the name and address of any other stockholder supporting the director candidate for election or reelection as of the date of such stockholder’s notice.

“Stockholder Associated Person” of any stockholder means (i) any person acting in concert with such stockholder, (ii) any beneficial owner of shares of stock of the Company owned of record or beneficially by such stockholder (other than a stockholder that is a depositary) and (iii) any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such stockholder or such Stockholder Associated Person.

    In order for a director candidate to be considered for nomination at any annual meeting of Reis’s stockholders, the recommendation must be received by the Nominating and Corporate Governance Committee in accordance with the provisions of the Company’s bylaws, as set forth in “Submission of Future Stockholder Proposals and Nominations.”

    Criteria for Director Nominees.  The Nominating and Corporate Governance Committee has adopted a set of criteria that it considers when it selects individuals to be nominated for election to the board of directors. The Nominating and Corporate Governance Committee will consider the following criteria in selecting nominees: his or her independence, integrity, diversity, experience, financial literacy, sound judgment in areas relevant to Reis’s businesses, and willingness to commit sufficient time to the board, all in the context of an assessment of the perceived needs of the board at that point in time. Maintaining a balanced experience and knowledge base within the total board includes considering whether the candidate: (1) has work experience with publicly traded and/or privately held for profit businesses in the information services or commercial real estate industries; (2) has significant direct management experience; (3) has knowledge and experience in capital markets, especially real estate capital markets; and (4) has unique knowledge and experience and can provide significant contributions to the board’s effectiveness. Each director is expected to ensure that other existing and planned future commitments do not materially interfere with his or her service as a director. There are no specific minimum qualifications that the

Nominating and Corporate Governance Committee believes must be met by a candidate. All candidates are reviewed in the same manner, regardless of the source of the recommendation.

    The Nominating and Corporate Governance Committee may weigh the foregoing criteria differently in different situations, depending on the composition of the board of directors at the time. The committee will maintain at least one director who meets the definition of “audit committee financial expert” under the SEC’s rules.

    In addition, prior to nominating an existing director for re-election to the board of directors, the Nominating and Corporate Governance Committee will consider and review the existing director’s board and committee attendance and performance; length of board service; experience, skills and contributions that the existing director brings to the board; and independence.

    Process for Identifying and Evaluating Director Nominees.  Pursuant to the Nominating and Corporate Governance Committee Charter, the Nominating and Corporate Governance Committee is charged with the central role in the process relating to director nominations, including identifying, interviewing and selecting individuals who may be nominated for election to the board of directors. The process that the committee follows when it identifies and evaluates individuals to be nominated for election to the board of directors is as follows:

▪
Identification.  For purposes of identifying nominees for the board of directors, the Nominating and Corporate Governance Committee relies primarily on personal contacts of the committee and other members of the board of directors. The Nominating and Corporate Governance Committee will also consider director candidates recommended by stockholders in accordance with the policy and procedures set forth above. The Nominating and Corporate Governance Committee has not previously used a search firm in identifying nominees.

▪
Evaluation.  In evaluating potential candidates, the Nominating and Corporate Governance Committee determines whether the candidate is eligible and qualified for service on the board of directors by evaluating the candidate under the selection criteria set forth above. In addition, the Nominating and Corporate Governance Committee will conduct a check of the individual’s background and interview the candidate.

Compensation Committee Interlocks and Insider Participation

    Messrs. Del Giudice, Frucher and Lowenthal served as members of the Compensation Committee during 2008. No member of the Compensation Committee was, during 2008, an officer or employee of the Company or any of its subsidiaries. Mr. Lowenthal was President of Wellsford prior to March 31, 2002. No executive officer of Reis serves or served during 2008 as a director or a member of the compensation committee of another entity which has, or had during 2008, one of its executive officers on the board of directors or the Compensation Committee of Reis.

Communications with Directors

    Reis’s stockholders may wish to communicate with the board of directors and/or individual directors. Written communications may be made to the board of directors or to specific members of the board by addressing them to the intended addressee, care of the Corporate Secretary, Reis, Inc., 530 Fifth Avenue, 5th Floor, New York, New York 10036, or by email to investorrelations@reis.com. Relevant communications are distributed to the board of directors or to any individual director or directors, as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, the board of directors has requested that certain items that are unrelated to the duties and responsibilities of the board of directors should be excluded, such as: business solicitations or advertisements; junk mail and mass mailings; new product or service suggestions; product or service complaints; product or service inquiries; résumés and other forms of job inquiries; spam; and surveys. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out must be made available to any director upon request.

Attendance at Annual Meetings

    The board of directors encourages directors to attend the annual meeting of stockholders. All individuals who were then directors attended the annual meeting of stockholders held on May 29, 2008, either in person or by teleconference.

Compensation of Directors

    Director Compensation Generally.  Reis has worked with an independent compensation consultant (see “Compensation Discussion and Analysis”) for assistance in structuring the compensation paid to non-employee directors and benchmarking that compensation against Reis’s peers. The following table sets forth the applicable annual retainers and fees payable to non-employee directors in cash for their service on Reis’s board of directors (and committees thereof):

Type of Cash Compensation	Amount

Annual board member retainer	$36,800
Board meeting participation fee (for each meeting in excess of six in any calendar year)	1,000
Audit Committee retainer (member other than chairperson)	10,000
Audit Committee retainer (chairperson)	15,000
Compensation Committee retainer (member other than chairperson)	2,000
Compensation Committee retainer (chairperson)	6,000
Nominating and Corporate Governance Committee retainer (member other than chairperson)	2,000
Nominating and Corporate Governance Committee retainer (chairperson)	6,000

    In addition, non-employee directors receive annual restricted stock unit (“RSU”) grants having a value of $46,000. These grants are made in four installments of $11,500 each, effective at the end of each calendar quarter and delivered promptly thereafter. The number of RSUs issuable each quarter is determined by dividing the closing price for Reis’s common stock on the last trading day of the calendar quarter into $11,500.  The RSUs are immediately vested upon grant, but directors do not receive the shares of stock underlying the RSUs until six months after termination of service as a director of Reis.

    In establishing the non-employee director compensation structure, the intent of the Compensation Committee was that directors, on average, receive approximately 50% of their annual compensation in cash and 50% in RSUs.

    2008 Director Compensation.  The following table sets forth the compensation earned or paid to the Company’s non-employee directors for their board service during 2008. As employee directors, Jeffrey Lynford, Lloyd Lynford and Mr. Garfield did not receive any compensation for their board service during 2008.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(A)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Bonnie R. Cohen	$39,800	$46,000	$—	$—	$—	$—	$85,800
Douglas Crocker II	$48,800	$46,000	$—	$—	$—	$—	$94,800
Michael J. Del Giudice	$46,800	$46,000	$—	$—	$—	$—	$92,800
Meyer S. Frucher	$46,800	$46,000	$—	$—	$—	$—	$92,800
Mark S. Germain(B)	$20,333	$19,167	$—	$—	$—	$—	$39,500
Edward Lowenthal	$47,467	$46,000	$—	$—	$—	$—	$93,467
M. Christian Mitchell	$55,800	$46,000	$—	$—	$—	$—	$101,800

(A)
Represents RSUs granted to each non-employee director in respect of the four calendar quarters of 2008, including RSUs granted in early January 2009 related to the fourth quarter of 2008.  Does not include 3,016 RSUs granted to each non-employee director on February 28, 2008 with respect to 2007 service on the board of directors.

(B)	Mr. Germain served as a director through May 29, 2008.

Outstanding Equity Awards at Fiscal Year End — Directors. The following table sets forth all outstanding option and stock awards held by Reis’s current non-employee directors as of December 31, 2008:

							Stock Awards(A)
	Option Awards								Equity Incentive Plan Awards: Number of	Equity Incentive Plan Awards: Market
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)(B)	Market Value of Shares or Units of Stock That Have Not Vested ($)(B)	Unearned Shares, Units or Other Rights That Have Not Vested (#)	or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Bonnie R. Cohen	—	—	—	$—	—		9,120	$45,600	—	$—
Douglas Crocker II	8,862	—	—	$4.60	12/9/09		9,120	$45,600	—	$—
	8,862	—	—	$4.43	12/7/10		—	$—	—	$—
	8,862	—	—	$5.43	12/6/11		—	$—	—	$—
	8,862	—	—	$4.46	12/30/12		—	$—	—	$—
	8,862	—	—	$5.24	12/30/13		—	$—	—	$—
	8,862	—	—	$4.09	12/30/14	(D)	—	$—	—	$—
Michael J. Del Guidice	—	—	—	$—	—		9,120	$45,600	—	$—
Meyer S. Frucher (C)	8,862	—	—	$4.43	12/7/10		9,120	$45,600	—	$—
	8,862	—	—	$5.43	12/6/11		—	$—	—	$—
	8,862	—	—	$4.46	12/30/12		—	$—	—	$—
	8,862	—	—	$5.24	12/30/13		—	$—	—	$—
	8,862	—	—	$4.09	12/30/14		—	$—	—	$—
Edward Lowenthal	—	—	—	$—	—		9,120	$45,600	—	$—
M. Christian Mitchell	—	—	—	$—	—		9,120	$45,600	—	$—

(A)	Does not reflect 2,300 RSUs granted to each non-employee director on January 1, 2009 with respect to fourth quarter 2008 service on the board of directors.

(B)
Represents RSUs that are immediately vested upon grant, but with respect to which directors do not receive the shares of stock underlying the RSUs until six months after termination of service as a director of Reis.  The market value is based on the closing price for Reis’s common stock of $5.00 per share on December 31, 2008.

(C)	Mr. Frucher has assigned all of his interest in the options and RSUs granted to him to a trust for the benefit of a family member.

(D)	As a result of Mr. Crocker’s retirement from the board, effective June 11, 2009, the expiration date of this award will be modified to the fifth anniversary of his retirement.

Director and Officer Indemnification

    Reis’s bylaws provide that, to the maximum extent permitted by the Maryland General Corporation Law, Reis will indemnify, and will advance or reimburse, for expenses (including attorneys’ fees) related to a determination of liability for any individual (1) who is or was a director or officer of Reis and/or any of its subsidiaries and is subject to liability in that capacity or (2) who, while a director of Reis, served at Reis’s request as a director, officer, trustee, owner, or in a management position for another entity and is subject to liability in that capacity.

Independent Directors

    Reis’s board of directors was comprised of nine directors at December 31, 2008. The board of directors has determined that the following directors are independent directors under the listing standards of the Nasdaq Stock Market: Messrs. Crocker, Del Giudice, Frucher, Lowenthal and Mitchell and Ms. Cohen. Ms. Cohen and Mr. Crocker have notified the Company that they will not stand for re-election at the 2009 annual meeting, and the board of directors has determined not to fill their seats. Following the annual meeting, the board of directors will be comprised of seven directors, four of which are independent.

Related Party Transactions

    Reis’s Code of Ethics provides for the avoidance of situations that create an actual or potential conflict between a director’s, officer’s or employee’s personal (or business) interests and the interests of Reis. The Code of Ethics requires the disclosure of such information to Reis’s Chief Financial Officer. In accordance with the policies set forth in the Code of Ethics, the Chief Financial Officer’s practice is to bring all situations involving an actual or potential conflict of interest to the attention of the board of directors, which then reviews the matter. The standard applied by the board of directors seeks to ensure that the terms of any related party transaction are at least arm’s length and otherwise fair and in the best interests of Reis.

    The Audit Committee is responsible for reviewing and approving all related party transactions from time to time. The Company’s legal and accounting staff are primarily responsible for identifying potential related party transactions and for determining whether such transactions should be brought to the Audit Committee. Any member of the Audit Committee who is a related party with respect to a transaction under review may not participate in the deliberations or vote for approval or ratification of the transaction. We have disclosed below any material related party transactions, as required by SEC rules, as well as other transactions deemed to be potentially relevant to stockholders. In addition, Reis discloses transactions with affiliates and related party transactions, as appropriate, in the footnotes to its financial statements.

    In January 2006, a company which was owned by Jeffrey Lynford, Mr. Lowenthal, the principal of the Company’s joint venture partner in the East Lyme project and other parties acquired a 24 acre residential project in Beekman, New York, from the Company, at the Company’s aggregate cost of approximately $1,297,000, which represented the greater of Wellsford’s aggregate costs in the project and the appraised value. This was accomplished through a sale of the entities that owned the Beekman project. Also in January 2006, the subsidiary holding the balance of the deferred compensation assets aggregating approximately $14,721,000 held in a Rabbi Trust for the benefit of Jeffrey Lynford and Mr. Lowenthal, including an aggregate of 256,487 shares of Wellsford common stock held in such accounts, was acquired by an entity owned by Jeffrey Lynford, Mr. Lowenthal and others along with the acquisition of the Beekman assets. At the same time, Wellsford was relieved of the remaining deferred compensation liability which amounted to approximately $14,721,000 at December 31, 2005. This transaction was approved by Wellsford’s board of directors and stockholders. Jeffrey Lynford and Mr. Lowenthal remain investors in this entity.

    In November 2007, Lloyd Lynford and Jeffrey Lynford subscribed, through a private placement, for shares of Tiburon Lockers, Inc. (“Tiburon”), a private company that owns and operates concession rental lockers.  The terms and conditions of their investment in Tiburon were identical to those offered to third parties at that time. Jeffrey Lynford’s investment was in an amount in excess of $100,000, while Lloyd Lynford’s investment was in an amount less than $100,000.  Mr. Lowenthal is the non-executive chairman of the board of directors and a significant stockholder in Tiburon, and was appointed to the Company’s Compensation Committee in December 2007 (although the committee took no action following Mr. Lowenthal’s appointment until February 2008).  Neither Lloyd Lynford nor Jeffrey Lynford has made any further investment in Tiburon following Mr. Lowenthal’s joining the Compensation Committee, and each has indicated to the Company that he will not make any additional investment in Tiburon while Mr. Lowenthal serves on the Compensation Committee.  The board of directors, the Nominating and Corporate Governance Committee and the Compensation Committee have determined that the above relationships do not compromise Mr. Lowenthal’s independence with respect to the Company or preclude him from serving on the Compensation Committee.  Approval by Reis’s Audit Committee was not required, as the Tiburon investment did not involve the Company.

Stock Ownership

    The following table sets forth information regarding the beneficial ownership of Reis common stock by each director of Reis, by each executive officer of Reis, by all directors and executive officers of Reis as a group and by each person known by Reis to be the beneficial owner of more than 5% of Reis’s outstanding common stock as of March 31, 2009 (except as otherwise noted). Each person named in the table has sole voting and investment power with respect to all shares of Reis common stock shown as beneficially owned by such person, except as otherwise noted.

Name and Address of Beneficial Owner(1)	Number of Shares Owned	Percentage of Class(2)

Directors and Executive Officers:
Lloyd Lynford(3)(4)	1,146,518	10.6%
Jonathan Garfield(4)(5)	774,054	7.1%
Jeffrey H. Lynford(4)(6)	575,880	5.3%
David M. Strong(4)(7)	254,982	2.4%
Edward Lowenthal(4)(8)(9)	146,469	1.4%
William Sander(10)	70,817	*
Douglas Crocker II(8)(11)	59,898	*
Mark P. Cantaluppi(12)	59,534	*
Meyer S. Frucher(8)(13)	44,310	*
Bonnie R. Cohen(8)(14)	16,052	*
Michael J. Del Giudice(8)	12,500	*
M. Christian Mitchell(8)	6,900	*
All directors and executive officers as a group (12 persons)(15)	3,167,914	28.5%

5% Holders:(16)
Southwell Partners, L.P.(17) 1901 North Akard, 2nd Floor Dallas, Texas 75201	902,700	8.4%
Davidson Kempner Partners(18) 65 East 55th Street, 19th Floor New York, New York 10022	847,870	7.9%

*	Less than 1.0%

(1)	Unless otherwise indicated, the address of each person is c/o Reis, Inc., 530 Fifth Avenue, 5th Floor, New York, New York 10036.

(2)
Percentages with respect to each person or group of persons have been calculated on the basis of 10,799,187 shares of Reis’s common stock outstanding on March 31, 2009, plus the number of shares of Reis’s common stock which such person or group of persons has the right to acquire within 60 days after March 31, 2009 by the exercise of stock options or the vesting of RSUs.

(3)
Includes 33,333 shares of common stock issuable with respect to RSUs that have vested and 33,333 shares of common stock issuable with respect to RSUs that vest within 60 days of March 31, 2009.  Does not include 79,334 shares of common stock issuable with respect to RSUs that may vest at a later date.

(4)
Includes shares remaining in escrow in connection with the Merger, as security for the indemnification obligations of Private Reis and the Private Reis stockholders. A portion of these shares will be released from escrow effective May 30, 2009, subject to any indemnification claims. A portion will remain in escrow until the shareholder representatives determine to release the shares.  The shares of common stock remaining in escrow include 59,829 shares held by Lloyd Lynford, 39,838 shares held by Mr. Garfield, 7,244 shares held by Jeffrey Lynford, 64 shares held by Mr. Strong and 690 shares held by Mr. Lowenthal’s family trust.

(5)
Includes 120,000 shares of common stock held by the Jonathan Garfield 2009 Grantor Retained Annuity Trust (the “Garfield GRAT”), an irrevocable trust whose trustee is Celia J. Hartmann, the wife of Mr. Garfield. Since Mr. Garfield’s wife is the trustee of the Garfield GRAT and Mr. Garfield is the primary beneficiary of the Garfield GRAT, Mr. Garfield may be deemed to indirectly beneficially own the shares of common stock held by the Garfield GRAT. Also includes 15,333 shares of common stock issuable with respect to RSUs that have vested and 15,333 shares of common stock issuable with respect to RSUs that vest within 60 days of March 31, 2009.  Does not include 61,334 shares of common stock issuable with respect to RSUs that may vest at a later date.

(6)
Includes 164,787 shares of common stock held in a non-qualified deferred compensation trust with respect to which Jeffrey Lynford will not have voting power until the shares of common stock are distributed from the deferred compensation account. Jeffrey Lynford and Mr. Lowenthal are the trustees, among others, of the non-qualified deferred compensation trust. Also includes 17,956 shares of common stock held by the Lynford Family Charitable Trust; Jeffrey Lynford disclaims beneficial ownership of such shares. Also includes 3,554 shares of common stock held in Jeffrey Lynford’s Keogh account and 310 shares of common stock held in his 401(k) account.

(7)	Includes 21,268 shares of common stock issuable upon the exercise of options that were exercisable at March 31, 2009.

(8)
Does not include 11,420 shares of common stock issuable with respect to RSUs that are fully vested but are not deliverable until six months following the director’s termination of service as a director.

(9)
Includes 92,700 shares of common stock held in a non-qualified deferred compensation trust with respect to which Mr. Lowenthal will not have voting power until the shares of common stock are distributed from the deferred compensation account. Jeffrey Lynford and Mr. Lowenthal are the trustees, among others, of the non-qualified deferred compensation trust. Also includes 13,769 shares of common stock held through a family trust with respect to which Mr. Lowenthal disclaims beneficial ownership. Also includes 1,000 shares of common stock held in Mr. Lowenthal’s Keogh account.

(10)
Includes 30,000 shares of common stock issuable upon the exercise of options that were exercisable at March 31, 2009 and 30,000 shares of common stock issuable upon the exercise of options that become exercisable within 60 days of March 31, 2009.  Does not include 46,000 shares of common stock issuable with respect to RSUs that may vest at a later date and 90,000 shares of common stock issuable upon the exercise of options that may become exercisable at a later date.

(11)	Includes 53,172 shares of common stock issuable upon the exercise of options that were exercisable at March 31, 2009.

(12)
Includes 32,723 shares of common stock issuable upon the exercise of options that were exercisable at March 31, 2009 and 15,000 shares of common stock issuable upon the exercise of options that become exercisable within 60 days of March 31, 2009.  Does not include 21,667 shares of common stock issuable with respect to RSUs that may vest at a later date and 45,000 shares of common stock issuable upon the exercise of options that may become exercisable at a later date.

(13)
Consists of 44,310 shares of common stock issuable upon the exercise of options that were exercisable at March 31, 2009. Mr. Frucher has assigned all of his interest in the options and RSUs granted to him to a trust for the benefit of a family member. He does not retain control over the underlying common stock; therefore, he disclaims beneficial ownership of these shares.

(14)	Includes 9,500 shares of common stock held in a trust; Ms. Cohen disclaims beneficial ownership of such shares.

(15)	Includes the shares of common stock referred to in footnotes (3) through (14) above.

(16)	This information is based solely upon our review of the most recent Schedule 13D or 13G filings, or amendments thereto, or Forms 3, 4 or 5 filed with the SEC by April 15, 2009.

(17)
Based on information contained in Amendment No. 2 to Schedule 13G filed on February 11, 2009, jointly filed by and on behalf of Southwell Partners, L.P.; Southwell Management, L.P.; Southwell Holdings, LLC; and Wilson S. Jaeggli (collectively, the “Southwell Parties”). Each of the Southwell Parties indicated that it has sole voting and dispositive power with respect to the 902,700 shares reported. Southwell Management, L.P. is the general partner of Southwell Partners, L.P. and may be deemed to beneficially own securities owned and/or held by and/or for the account and/or benefit of Southwell Partners, L.P. Southwell Holdings, LLC is the general partner of Southwell Management, L.P. and may be deemed to beneficially own securities owned and/or held by and/or for the account and/or benefit of Southwell Management, L.P.. Mr. Jaeggli is the managing director of Southwell Holdings, LLC and may be deemed to beneficially own securities owned and/or held by and/or for the account and/or benefit of Southwell Holdings, LLC.

(18)
Based on information contained in Amendment No. 4 to Schedule 13G filed on February 17, 2009, jointly filed by and on behalf of Davidson Kempner Partners, a New York limited partnership (“DKP”); Davidson Kempner Institutional Partners, L.P., a Delaware limited partnership (“DKIP”); M. H. Davidson & Co., a New York limited partnership (“CO”); Davidson Kempner International, Ltd., a British Virgin Islands corporation (“DKIL”); Serena Limited, a Cayman Islands corporation (“Serena”); MHD Management Co., a New York limited partnership and the general partner of DKP (“MHD”); Davidson Kempner Advisers Inc., a New York corporation and the general partner of DKIP (“DKAI”), which is registered as an investment adviser with the Securities and Exchange Commission; Davidson Kempner International Advisors, L.L.C., a Delaware limited liability company and the manager of DKIL and Serena (“DKIA”); and Messrs. Thomas L. Kempner, Jr., Marvin H. Davidson, Stephen M. Dowicz, Scott E. Davidson, Michael J. Leffell, Timothy I. Levart, Robert J. Brivio, Jr., Anthony A. Yoseloff, Eric P. Epstein, Avram Z. Friedman and Conor Bastable (collectively, the “Principals”), who are the general partners of CO and MHD, the sole managing members of DKIA and the sole stockholders of DKAI (collectively, the “Davidson Kempner Parties”). DKP is the beneficial owner of 159,400 shares. MHD may be deemed to beneficially own the 159,400 shares beneficially owned by DKP as a result of its voting and dispositive power over those shares. DKIP is the beneficial owner of 261,994 shares. DKAI may be deemed to beneficially own the 261,994 shares beneficially owned by DKIP as a result of its voting and dispositive power over those shares. CO is the beneficial owner of 22,045 shares. DKIL is the beneficial owner of 404,431 shares. DKIA may be deemed to beneficially own the 404,431 shares beneficially owned by DKIL as a result of its voting and dispositive power over those shares. Serena does not beneficially own any shares. The Principals may be deemed to beneficially own an aggregate of 847,870 shares as a result of their voting and dispositive power over the 847,870 shares beneficially owned by DKP, DKIP, DKIL, and CO. All parties have asserted shared voting and dispositive power with respect to the respective shares owned by them.

Proposal 1 Election of Directors

    Reis’s board of directors currently consists of nine directors, of which six are independent directors under the current listing standards of the Nasdaq Stock Market. Ms. Cohen and Mr. Crocker, whose terms expire at the annual meeting, have notified the Company that they will not stand for re-election at the annual meeting. The board of directors has determined not to fill their seats, and to reduce the number of directors from nine to seven.

    The board of directors is divided into three classes with three-year staggered terms, with approximately one-third of the directors elected each year. In order for each class of directors to have approximately one-third of the total number of directors, it is necessary for one of the directors in the class of 2010 or 2011 to resign effective at the 2009 annual meeting of stockholders and stand for election to the class of 2012.  Mr. Garfield has agreed to do so.

    Thus, the nominees for election for a three year term expiring at the 2012 annual meeting of stockholders are:

▪	Meyer S. Frucher

▪	Jonathan Garfield

    The nominees will be elected at the annual meeting to serve for the term indicated or until their respective successors have been elected and qualified.

    If any nominee is unable to serve or declines to serve for any reason, it is intended that proxies will be voted for the election of the balance of those nominees named and for such other persons as may be designated by the present board of directors. Alternatively, the board of directors may adopt a resolution to reduce the size of the board. The board of directors has no reason to believe that any of the persons named will be unable or unwilling to serve. No person being nominated as a director is being proposed for election pursuant to any agreement or understanding between any such person and Reis.

    The board of directors unanimously recommends a vote “FOR” the election of Meyer S. Frucher and Jonathan Garfield.

    Information regarding executive officers, the nominees for election at the annual meeting, as well as information regarding the continuing directors whose terms expire in 2010 and 2011, is provided below. The age indicated in each individual’s biography is as of April 22, 2009. Executive officers are elected annually by the board of directors.

Nominees for Election as Director for a Three Year Term to Expire at the 2012 Annual Meeting of Stockholders

    Meyer “Sandy” Frucher, age 62, has been a director of Reis since June 2000. Mr. Frucher has served as vice chairman of The Nasdaq OMX Group since July 2008.  He served as chairman and chief executive officer of the Philadelphia Stock Exchange from June 1998 through the acquisition of the Philadelphia Stock Exchange by The Nasdaq OMX Group in July 2008.  From September 1997 through July 2008, Mr. Frucher also served on the Philadelphia Stock Exchange’s board of governors. From 1988 to 1997, Mr. Frucher was executive vice president-development of Olympia & York Companies (U.S.A.) and coordinated and oversaw all of Olympia & York’s development projects in the United States. From 1988 to 1999, Mr. Frucher was trustee and then chairman of the New York City School Construction Authority. From 1984 to 1988, he was president and chief executive officer of Battery Park City Authority.

    Jonathan Garfield, age 52, has been Executive Vice President and a director of Reis since May 2007. Mr. Garfield was a co-founder of Private Reis. From 1981 through May 2007, Mr. Garfield was Executive Vice President and Secretary, as well as a member of the board of directors, of Private Reis. Mr. Garfield created the initial applications and the database which contains Reis’s time series data on the property, metropolitan and neighborhood levels. He led the initial transition to electronic delivery of Reis’s information products by managing the design, production, testing and maintenance of Reis’s flagship product, Reis SE. Mr. Garfield oversaw Private Reis’s corporate reporting, including legal, accounting, audit, tax and financing issues. Mr. Garfield graduated cum laude from Pomona College.

Directors Continuing in Office

    The following directors have terms ending in 2010:

    Michael J. Del Giudice, age 66, has been a director of Reis since May 2007. Mr. Del Giudice has served as a senior managing director of Millennium Capital Markets LLC, which specializes in advising and financing corporate, energy, real estate and investment management clients, since 1996. Mr. Del Giudice has also been the chairman and managing director of Rockland Capital Energy Investments LLC, a company which acquires and restructures independent power projects in North America and Europe, since 2003. In addition, Mr. Del Giudice serves as the lead independent director of Consolidated Edison Inc., vice chairman of the board of trustees of the New York Racing Association and Chairman of the Governor’s Committee on Scholastic Achievement, an educational non-profit group. Mr. Del Giudice is also a member of the board of directors of Barnes & Noble, Inc., Fusion Telecommunications International, Inc. and a member of the board of advisors of Corinthian Capital Group, LLC, a private investment fund.

    Edward Lowenthal, age 64, has been a director of Reis since the formation of Wellsford in January 1997. Mr. Lowenthal served as the President and Chief Executive Officer of Wellsford from its formation until his retirement on March 31, 2002. He served as a director of Private Reis from 2000 through the Merger in May 2007.  Mr. Lowenthal served as the president and chief executive officer and as a trustee of Wellsford Residential Property Trust (the “Residential Trust”) from its formation in July 1992 until the consummation of its merger with Equity Residential (“EQR”) in May 1997. Mr. Lowenthal is president of Ackerman Management LLC, a real estate advisory and investment firm. Mr. Lowenthal currently serves as a director of Omega Healthcare Investors, Inc., a healthcare REIT, American Campus Communities, Inc., a student housing REIT, and Homex Development Corp., a Mexican home builder. He is the non-executive chairman of the board of Tiburon Lockers, Inc., a private company that owns and operates concession rental lockers. He is also a trustee of the Manhattan School of Music.

    Lloyd Lynford, age 53, has been President, Chief Executive Officer and a director of Reis since May 2007. Lloyd Lynford was a co-founder of Private Reis. From 1981 through May 2007, Lloyd Lynford was the president, chief executive officer and treasurer, as well as a member of the board of directors, of Private Reis. Lloyd Lynford served on the board of the Real Estate Research Institute from 1993 to 1997 and served as its president from 1996 to 1997. He has lectured at The Wharton School, Berkeley, MIT, New York University, Columbia University, and Cambridge University (England). Lloyd Lynford graduated magna cum laude from Brown University. Jeffrey Lynford and Lloyd Lynford are brothers.

    The following directors have terms ending in 2011:

    Jeffrey H. Lynford, age 61, has been the Chairman of the Board and a director of Reis since the formation of Wellsford in January 1997. He was also the President and Chief Executive Officer of Wellsford from April 1, 2002 through May 2007.  Prior to that, he was Chief Financial Officer of Wellsford from June 2000 through December 2000 and Secretary of Wellsford from January 1997 through March 2002.  He also served as chairman of the board and secretary of the Residential Trust from its formation in July 1992 through the consummation of its merger with EQR in May 1997.  Jeffrey Lynford currently serves as a trustee of New York University, vice-chairman of Polytechnic Institute of NYU and vice-chairman of the Global Heritage Fund, a nonprofit organization focused on preservation of archaeological and cultural heritage.  He is a member of the New York State Council on the Arts. Jeffrey Lynford is a graduate of the State University of New York at Buffalo, the Woodrow Wilson School of Princeton University and the Fordham University School of Law.  Jeffrey Lynford and Lloyd Lynford are brothers.

    M. Christian Mitchell, age 54, has been a director of Reis since May 2007. Mr. Mitchell has been a member of the board of directors of Special Value Opportunities Fund, LLC, a closed-end SEC registered investment company, since 2004, where he is also the designated financial expert and chairman of the audit committee, as well as a member of the transaction committee. Furthermore, Mr. Mitchell is also an investor in, and has served on the board of directors of, First Chicago Bancorp, Inc., a bank holding company in Chicago, Illinois, since 2006. Mr. Mitchell serves on the risk and compensation committees, and is the chair of the audit committee, of First Chicago.  Mr. Mitchell was a member of the board of directors of Hanmi Financial Corporation (and its wholly-owned subsidiary, Hanmi Bank), a bank serving primarily the Korean-American community, from 2004 through 2007. He was the designated financial expert and chairman of the audit committee, as well as a member of the finance and planning committee and the compliance committee, of Hanmi Bank. Mr. Mitchell also has served as president of the National Association of Corporate Directors, Southern California Chapter, since 2007 and has been an adjunct accounting professor at the University of Redlands since 2006. Mr. Mitchell has served as a director of Marshall and Stevens Incorporated, a national valuation consulting firm, since December 2008.  Mr. Mitchell was with Deloitte & Touche LLP from 1977 to 2003, and served as the national managing partner, Mortgage Banking/Finance Companies Practice, from 2001 to 2003.

Executive Officers

    In addition to Jeffrey Lynford, Lloyd Lynford and Mr. Garfield, whose biographies are included above, the following individuals serve as executive officers of Reis:

    Mark P. Cantaluppi, age 38, has been Vice President (since November 1999) and Chief Financial Officer (since March 2006) of Reis. Previously, Mr. Cantaluppi was Chief Accounting Officer and Director of Investor Relations since December 2000. He joined Wellsford in November 1999 as Vice President, Controller and Director of Investor Relations. From January 1998 to November 1999, he was the assistant controller of Vornado Realty Trust, a diversified REIT. From 1993 to 1998, Mr. Cantaluppi worked for Ernst & Young, a public accounting firm, where he attained the level of manager. Mr. Cantaluppi is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants. Mr. Cantaluppi is a graduate of Villanova University.

    William Sander, age 42, has been Chief Operating Officer of Reis Services since May 2007. From 2001 through May 2007, Mr. Sander was Chief Operating Officer of Private Reis. Mr. Sander has overall responsibility for the day-to-day operations of Reis Services and supervision of all departments within Reis Services. Prior to joining Private Reis, Mr. Sander was a senior vice president of product management for Primark Corporation, a company that provides content and software to the financial services industry. Mr. Sander is a graduate of Marietta College.

    David M. Strong, age 51, has been the Senior Vice President — Development of Reis since October 2004. Mr. Strong previously served as Vice President — Development from the formation of Wellsford in January 1997 until October 2004. Mr. Strong served as a Vice President of the Residential Trust from July 1995 until the consummation of its merger with EQR in May 1997. From July 1994 until July 1995, he was acquisitions and development associate of the Residential Trust. From 1991 to 1994, Mr. Strong was president and owner of LPI

Management, Inc., a commercial real estate company providing management and consulting services. From 1984 to 1991, he was a senior executive with the London Pacific Investment Group, a real estate development, investment and management firm active in Southern California and Western Canada. From 1979 through 1984, Mr. Strong worked for Arthur Young and Company (currently known as Ernst & Young LLP), a public accounting firm where he attained the level of manager. Mr. Strong is a member of the Canadian Institute of Chartered Accountants. Mr. Strong received a bachelor of commerce degree, with distinction, from the University of Alberta, and a masters of business administration from the University of California-Los Angeles.

Proposal 2 Ratification of the Appointment of the Independent Registered Public Accounting Firm

    Reis’s independent registered public accounting firm for the fiscal year ended December 31, 2008 was Ernst & Young LLP. Reis’s Audit Committee has appointed Ernst & Young LLP to continue as the independent registered public accounting firm for Reis for the fiscal year ending December 31, 2009. If stockholders do not ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm, the board of directors may consider another independent registered public accounting firm.

    A representative of Ernst & Young LLP will be present at the annual meeting. The representative will be given the opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions from stockholders present at the annual meeting.

    The board of directors unanimously recommends that you vote “FOR” ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of Reis.

Audit and Non-Audit Fees

    The following table sets forth the fees billed to Reis for the years ended December 31, 2008 and 2007 by Ernst & Young LLP:

	2008	2007

Audit fees(A)	$474,000	$856,460
Audit-related fees	—	—
Tax fees(B)	55,000	134,000
All other fees	—	—
	$529,000	$990,460

(A)
Consists of fees billed for professional services rendered for (i) the audit of Reis’s annual financial statements for the years ended December 31, 2008 and 2007, (ii) the reviews of the financial statements included in Reis’s quarterly reports on Form 10-Q during 2008 and 2007, (iii) the internal control audit associated with the Sarbanes-Oxley Act Section 404 requirements in 2007 and (iv) services associated with Reis’s registration statements filed with the SEC, including, in 2007, fees associated with Merger-related filings.

(B)	Fees are for tax return preparation in 2008 and 2007, and tax consulting services in 2007.

Approval of Services by the Independent Registered Public Accounting Firm

    The Audit Committee has adopted a policy for approval of audit and permitted non-audit services by the Company’s independent registered public accounting firm. The Audit Committee will consider annually and approve the provision of audit services by its independent registered public accounting firm and consider and, if appropriate, approve the provision of certain defined audit and non-audit services. The Audit Committee will also consider specific engagements on a case-by-case basis and approve them, if appropriate.

    Any proposed specific engagement may be presented to the Audit Committee for consideration at its next regular meeting or, if earlier consideration is required, to one or more of its members to whom authority is delegated. The member or members to whom such authority is delegated are required to report any specific approval of services at the Audit Committee’s next regular meeting.

    During the years ended December 31, 2008 and 2007, all fees set forth above were approved by the Audit Committee.

Audit Committee Report

Notwithstanding anything to the contrary set forth in any of Reis’s previous filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act that might incorporate future filings, including this proxy statement, in whole or in part, this report of the Audit Committee will not be incorporated by reference into any such filings.

    Reis’s management is responsible for Reis’s internal control over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of Reis’s consolidated financial statements and issuing an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles (“GAAP”). The Audit Committee oversees Reis’s internal control over financial reporting on behalf of the board of directors.

    The Audit Committee met six times during 2008 and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that Reis’s consolidated financial statements were prepared in accordance with GAAP, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 114, “The Auditor’s Communication with Those Charged with Governance,” including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements.

    In addition, the Audit Committee has received the letter from the independent registered public accounting firm required by the Public Company Accounting Oversight Board’s Ethics and Independence Rule 3526, “Communication with Audit Committees Concerning Independence,” and has discussed with the independent registered public accounting firm the firm’s independence from Reis and its management.

    The Audit Committee discussed with Reis’s independent registered public accounting firm the overall scope and plans for their audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their annual examination and their procedures with respect to the Company’s quarterly financial statements, their consideration of Reis’s internal control over financial reporting, and the overall quality of Reis’s financial reporting process. The Audit Committee also approved the professional (including non-audit) services provided by the independent registered public accounting firm, considered the range of audit and non-audit fees, reviewed any related party transactions and reviewed and approved the issuance of the quarterly financial statements and disclosures in Reis’s quarterly reports on Form 10-Q during 2008 and the year-end financial statements and disclosures in Reis’s annual report on Form 10-K for the year ended December 31, 2008, in each case before such document was filed with the SEC.

    In performing all of these functions, the Audit Committee acts only in an oversight capacity. In its oversight role, the Audit Committee relies on the work and assurances of Reis’s management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm who, in their report, express an opinion on the conformity of Reis’s financial statements with GAAP. The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal control over financial reporting designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions with management and the independent registered public accounting firm do not assure that Reis’s financial statements are presented in accordance with GAAP, that the audit of Reis’s financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States) or that Reis’s independent registered public accounting firm is in fact “independent.”

    In reliance on the reviews and discussions referred to above, the Audit Committee recommended that the audited consolidated financial statements be included in Reis’s annual report on Form 10-K for the year ended December 31, 2008 for filing with the SEC. The annual report on Form 10-K, including the financial statements recommended by the Audit Committee, was distributed to the board of directors and each director authorized filing of the annual report by executing the signature page thereto.

The Audit Committee has selected, subject to stockholder ratification, Ernst & Young LLP as Reis’s independent registered public accounting firm for the fiscal year ending December 31, 2009.

The Audit Committee of the Board of Directors of Reis, Inc. M. Christian Mitchell (Chairman) Douglas Crocker II Edward Lowenthal Compensation Discussion and Analysis

    The following discussion and analysis of Reis’s compensation philosophy and compensation for Reis’s named executive officers should be read together with the compensation tables and related disclosures set forth under “Executive Compensation.”

Compensation Philosophy

    General.  Reis’s compensation philosophy for officers starts from the premise that the success of Reis depends upon the dedication and commitment of the people placed in key operating positions to drive and execute Reis’s business strategy. Reis strives to satisfy the demands of its business model by providing Reis’s officers with incentives tied to the successful implementation of corporate objectives.

    Reis grounds its officer compensation philosophy on the following basic principles:

▪	Meeting the Demands of the Market. Reis’s goal is to compensate officers at competitive levels that position Reis as a desirable choice among peer companies that provide similar services.

▪
Aligning with Stockholders.  Reis uses equity compensation as a key component of compensation to develop a culture of ownership among key personnel and to align their individual financial interests with the interests of Reis’s stockholders.

▪	Driving Performance. Compensation is structured around the attainment of company-wide financial and individual performance targets that return positive results on financial metrics.

    Reis’s compensation program consists of three primary elements: (i) base compensation; (ii) short-term cash-based incentive compensation; and (iii) long-term equity-based incentive compensation. Reis meets the objectives of its compensation philosophy by attempting to achieve a balance among these three elements that it believes is competitive with industry peers and creates appropriate incentives for officers. To achieve the necessary balance, the Compensation Committee has, when appropriate, engaged the services of nationally recognized independent compensation consultants who provide expertise on competitive compensation practices and assist in benchmarking the Company’s compensation program to peer institutions and to “best practices.”

    Base Compensation.  Subject to existing employment agreements, officer salaries and minimum bonuses are reviewed at least annually to assess individual performance, to evaluate competitive position on base pay and/or to make any necessary adjustments. The Company’s goal is to maintain salary and minimum bonus levels at a level consistent with base pay received by those in comparable positions at peer institutions in order to ensure proper retention.

    Short-Term Performance-Based Incentive Compensation.  The Company grants short-term performance-based incentive compensation designed to reward the attainment of annual company-wide financial objectives at specified levels and individual performance relative to the specific tasks an officer is expected to accomplish during the performance period. The 2007 Annual Plan (which applied to 2008 compensation) permits the annual granting (under the Company’s equity incentive compensation plans) of short-term performance-based equity compensation. The 2007 Annual Plan also permits the annual granting of short-term performance-based cash compensation. The 2008 Annual Plan (which applies to 2009 and future year compensation) permits the annual granting (under the

Company’s equity incentive compensation plans) of short-term performance-based equity compensation. The 2008 Annual Plan also permits the annual granting of short-term performance-based cash compensation. In 2008, the Compensation Committee established an annual cash bonus pool to be used under the 2007 Annual Plan to implement this portion of the Company’s compensation philosophy.

    Long-Term Equity-Based Incentive Compensation.  The Company’s long-term incentive compensation program is based on the delivery of competitive equity awards to officers. The equity-based compensation program is used to reward outstanding performance with incentives that promote the creation of long-term stockholder value. The 2007 Annual Plan and the 2008 Annual Plan permit the annual granting (under the Company’s equity incentive compensation plans) of short-term performance-based equity compensation.

Adoption of Plan of Liquidation; Subsequent Termination of Plan of Liquidation

    Prior to the Merger, Wellsford’s compensation arrangements were designed to retain the necessary key and administrative personnel to carry out Wellsford’s Plan of Liquidation, which was adopted in November 2005. In anticipation of the adoption of the Plan of Liquidation, certain employees were terminated and employment contracts and arrangements were modified for remaining employees to meet the expected requirements of the Plan of Liquidation. Under the Plan of Liquidation, the Wellsford board of directors determined that it was not appropriate to grant equity compensation to employees or directors. In connection with the Merger, and the termination of the Plan of Liquidation, arrangements with certain key employees were modified again.

Role of the Compensation Committee

    The Compensation Committee operates under the mandate of a formal charter that establishes a framework for the fulfillment of the Compensation Committee’s responsibilities. These responsibilities include the oversight and administration of the Company’s cash- and stock-based incentive programs and monitoring the success of these programs in achieving the objectives of the compensation philosophy. The Compensation Committee and the board of directors review the Compensation Committee’s charter at least annually to ensure that the scope of the charter is consistent with the Compensation Committee’s expected role.

    The Compensation Committee’s charter provides for the Compensation Committee to have direct responsibility for the following, among other, matters:

▪	approving, in advance, the compensation and employment arrangements for Reis’s executive officers;

▪	reviewing all of the compensation and benefit plans and programs in which Reis’s executive officers participate; and

▪	reviewing and recommending changes to Reis’s equity-based plans to Reis’s board of directors, as appropriate, subject to stockholder approval as required.

The Compensation Committee currently consists of three independent directors. During 2008, the Compensation Committee met four times and also took action by written consent on several occasions. When appropriate, the Compensation Committee included management in its deliberations. The current members of the Compensation Committee are Messrs. Del Giudice (Chairman), Frucher and Lowenthal.

Role of the Compensation Consultant

    Pursuant to its charter, the Compensation Committee is authorized to obtain at Reis’s expense compensation surveys, reports on the design and implementation of compensation programs for directors, officers and employees, and other data and documentation as the Compensation Committee considers appropriate. In addition, the Compensation Committee has the sole authority to retain and terminate any outside counsel or other experts or consultants engaged to assist it in the evaluation of compensation of our directors and executive officers, including the sole authority to approve such consultants’ fees and other retention terms.

    As a result of the decision to acquire Private Reis, Wellsford’s management and the Compensation Committee determined that it was necessary to move away from a liquidation strategy to a going concern business strategy for executive compensation arrangements. In September 2006, the Compensation Committee began an evaluation of the objectives, design elements and process for establishing executive compensation for the key executives of Wellsford and Private Reis, with the Private Reis business being the primary source of growth, revenues and profits post-Merger. In connection with this evaluation, the Compensation Committee engaged F.W. Cook as a consultant to advise on and prepare a compensation study for executive officers of Wellsford and Private Reis and directors of Wellsford with respect to compensation to be in effect after the completion of the Merger in May 2007. F.W. Cook’s methodology included analyzing compensation levels at a peer group of ten information service companies, as described under “ — Peer Group Analysis.” Emphasis was given to businesses that collect and disseminate information and/or maintain databases as Private Reis did (and Reis Services does) in its business.

    In addition, for 2007 and 2008, the Compensation Committee considered the following factors, among other matters, in determining compensation levels for executive officers:

▪	the qualifications, skills and experience level of the respective executive officer;

▪	the position, role and responsibility of the respective executive officer within Reis; and

▪
the general business and particular compensation experience and knowledge that the Compensation Committee members gained through their respective combined experience working in and with publicly held companies.

    In 2008, the Compensation Committee engaged F.W. Cook to advise with respect to the provisions of the 2008 Omnibus Plan and the 2008 Annual Plan, each of which was submitted to stockholders for approval, and was approved, at the 2008 annual meeting.

F.W. Cook billed Reis approximately $28,000, $1,000 and $51,000 related to services for the years ended December 31, 2008, 2007 and 2006, respectively.

Peer Group Analysis

    A critical element of Reis’s compensation philosophy and a key driver of specific compensation decisions for officers is a comparative analysis of compensation mix and levels relative to a peer group of publicly traded information services companies. A guiding principle of the compensation philosophy is the maintenance of a competitive compensation program relative to the companies with which Reis competes for talent. In the fall of 2006, this peer group, in anticipation of the Merger, was selected with the assistance of the independent compensation consultant discussed above, on the basis of several factors, including size, operating characteristics and financial performance. The peer group consisted of the following ten companies:

Bankrate, Inc. CoStar Group, Inc. EDGAR Online, Inc. HouseValues, Inc. InsWeb Corporation LocatePLUS Holdings Corporation LoopNet, Inc. Onvia, Inc. TheStreet.com, Inc. Track Data Corporation

Role of Our Chief Executive Officer in the Compensation Process

    The Chief Executive Officer provides recommendations to the Compensation Committee in connection with its evaluation of the appropriate compensation mix and level for each executive officer, including the terms of the executive officers’ employment agreements.

Named Executive Officers Reis’s named executive officers (as defined by the SEC) during 2008 were:

▪	Lloyd Lynford, President and Chief Executive Officer

▪	Jonathan Garfield, Executive Vice President

▪	David M. Strong, Senior Vice President — Development

▪	William Sander, Chief Operating Officer of Reis Services

▪	Mark P. Cantaluppi, Vice President and Chief Financial Officer

In addition, for purposes of this proxy statement, we have voluntarily included our chairman, Jeffrey H. Lynford, as a “named executive officer.” Each named executive officer’s employment arrangement is governed by an employment agreement, as more fully described under “Executive Compensation.”

Named Executive Officer Compensation Strategy

    Cash Components of Compensation.  The following tables present the cash compensation earned (i) in 2008, on an actual basis, (ii) in 2007, on a pro forma basis (as described in Footnote (E) below) and (iii) in 2007, on an actual basis.  In awarding 2008 incentive bonus compensation, the Committee considered, in particular, the comparison between actual 2008 amounts and 2007 amounts on a pro forma basis.

	2008
Name	Base Salary	Contractual Minimum Bonus(A)		Incentive Based and Discretionary Bonus(B)		Total

Lloyd Lynford	$375,000	$270,000		$191,250		$836,250
Jonathan Garfield	375,000	125,000		191,250		691,250
David M. Strong	224,500	617,375	(C)	427,000	(D)	1,268,875
William Sander	296,000	148,000		39,000		483,000
Mark P. Cantaluppi	233,000	116,500		32,250		381,750
Jeffrey H. Lynford	375,000	—		—		375,000

	Pro Forma 2007(E)
Name	Base Salary	Contractual Minimum Bonus(A)	Incentive Based and Discretionary Bonus(B)	Total

Lloyd Lynford	$375,000	$270,000	$225,000	$870,000
Jonathan Garfield	375,000	125,000	225,000	725,000
David M. Strong	217,960	163,470	36,530	417,960
William Sander	289,850	145,000	75,000	509,850
Mark P. Cantaluppi	218,458	109,229	65,771	393,458
Jeffrey H. Lynford	375,000	375,000	—	750,000

	2007
Name	Base Salary	Contractual Minimum Bonus(A)	Incentive Based and Discretionary Bonus(B)		Total

Lloyd Lynford(F)	$218,931	$158,301	$225,000		$602,232
Jonathan Garfield(F)	218,931	73,288	225,000		517,219
David M. Strong	217,960	163,470	36,530		417,960
William Sander(F)	169,104	84,970	232,500	(G)	486,574
Mark P. Cantaluppi	218,458	109,229	478,771	(H)	806,458
Jeffrey H. Lynford	375,000	375,000	—		750,000

(footnotes on following page)

(A)	Contractual minimum bonuses for 2008 were paid to the named executive officers in December 2008. Contractual minimum bonuses for 2007 were paid in January 2008.

(B)
Except as noted below, discretionary bonuses for 2008 were paid to the executive officers in February 2009 and discretionary bonuses for 2007 were paid in March 2008.  Discretionary bonuses for 2006 were paid in January 2007 and are not included in the table.

(C)
Includes (i) a contractual payment of $449,000 due upon the earlier of (x) the completion of the sale of the Gold Peak project or (y) December 31, 2008 (and paid in December 2008) and (ii) his 2008 contractual minimum bonus of $168,375 paid in December 2008.

(D)
Consists of the following amounts which Mr. Strong would have been entitled to be paid in 2009 but which were accelerated to December 2008, as authorized by the Compensation Committee (based on the committee’s assessment that these bonuses were earned and were certain to be payable in 2009): (i) $237,000 relating to a $1,000 per unit bonus, for profits in excess of $8,000,000 at Gold Peak (of which 237 units were closed at the time of payment) and (ii) $190,000 of his projected $294,000 additional profits bonus on Gold Peak profits in excess of $8,259,000.

(E)
The Pro Forma 2007 table assumes the Merger occurred prior to January 1, 2007, the named executive officers were compensated for base salaries and contractual minimum bonuses for the full year and that the Merger-related discretionary bonuses for Messrs. Sander and Cantaluppi of $157,500 and $413,000, respectively, were not earned or payable.  Lloyd Lynford and Messrs. Garfield and Sander’s other incentive based and discretionary bonuses represented a full year’s amount.

(F)	Since Lloyd Lynford, Mr. Garfield and Mr. Sander were not employees of Reis prior to the Merger, this table reflects only post-Merger compensation for these individuals from June 1, 2007.

(G)	Mr. Sander’s discretionary bonus in 2007 includes $157,500 in November 2007, as a result of meeting the six month stay requirements, subsequent to the Merger, as set forth in his employment agreement.

(H)
Includes $413,000 paid in May 2007 for Merger-related efforts and to compensate Mr. Cantaluppi for the payment he would have been entitled to receive under his employment agreement on the placement of Wellsford’s assets into a liquidating trust, which would have occurred as a result of the Plan of Liquidation if Wellsford had not consummated the Merger.

    Base Salary and Contractual Minimum Bonuses.  Reis’s compensation philosophy is to pay a base salary to provide a source of monthly income and to pay a year end minimum bonus based on amounts agreed to in the respective executive officer’s employment contract. In determining the combined amounts, consideration is given to the executive officer’s qualifications and experience, scope of responsibilities, the executive officer’s past performance and future potential and the relationship of pay to other Reis employees. The Compensation Committee also considers the reasonableness of the amounts being paid and the need to retain executive officers. In light of current economic conditions, the Company did not grant annual salary increases in 2009 to any employees, including senior management.

    Incentive-Based Bonuses.  Reis uses contractual incentive-based compensation for certain of its executive officers. These bonuses are a direct result of meeting defined financial and/or operational goals.

    Mr. Strong’s contract includes an incentive-based bonus of up to $1,000,000 based on an internal rate of return realized from the inception of the Palomino Park project. To date, Mr. Strong has earned approximately $605,000 of his Palomino Park incentive bonus, which amount was paid in January 2006, as a result of the sale of the rental phases of the project.  By December 31, 2008, the Company had additionally accrued approximately $75,000 related to the Palomino Park incentive bonus, none of which additional amount has been paid.  In addition, Mr. Strong is entitled to incentive-based payments based on the profits from the Gold Peak phase of Palomino Park. As per the terms of his contract, after all 259 Gold Peak condominium units are sold, Mr. Strong is entitled to receive an amount equal to the first $259,000 of the Company’s profits from the Gold Peak project over $8,000,000, plus 5% of the Company’s profits above $8,259,000. By December 31, 2008, Reis had accrued approximately $452,000 related to Mr. Strong’s Gold Peak incentive-based bonuses, of which $427,000 had been paid.  Mr. Strong is also entitled to a cash bonus of $98,438 if the Company sells all of the Gold Peak condominium units on or prior to July 31, 2009.  See “—Cash Components of Compensation” above.  These amounts were accelerated by authorization of the Compensation Committee in recognition of his performance and to assist Mr. Strong with tax planning. For a discussion of the terms of Mr. Strong’s contract, see “Executive Compensation — Employment Agreements.’’

    In addition, based on the recommendation of F.W. Cook, Reis adopted, at the time of the Merger, an Executive Incentive Plan (“EIP”) Term Sheet, which established a cash bonus pool under the 2007 Annual Plan applicable to Jeffrey Lynford, Lloyd Lynford and Messrs. Garfield, Sander and Cantaluppi. The 2007 Annual Plan cash bonus pool was intended to reward increases in earnings before interest, taxes, depreciation and amortization (“EBITDA”), as defined in the 2007 Annual Plan, of Reis Services. The use of Reis Services’s EBITDA as the benchmark for the 2007 Annual Plan cash bonus pool was based on the recommendation of F.W. Cook as being an appropriate benchmark taking into account a number of factors, including the primary industry in which Reis operates following the Merger.

    The formula for the cash bonus pool used under the 2007 Annual Plan (applicable to 2007 and 2008 bonuses for non-equity incentive plan compensation) was 20% of incremental Reis Services EBITDA above 20% EBITDA growth over the prior year, plus 30% of incremental Reis Services EBITDA above 30% EBITDA growth, plus 40% of incremental Reis Services EBITDA above 40% EBITDA growth (maxing out at 200% of the aggregate minimum contractual bonuses of the participating executive officers). Reis Services EBITDA was not charged for any “public company” expenses. The maximum dollar value of all awards payable to any participant under the 2007 Annual Plan in any twelve month period was capped at $2,000,000.

    For 2007, the bonus pool calculated under the EIP Term Sheet was approximately $423,000.  The Compensation Committee determined to pay the entire bonus pool amount to Lloyd Lynford and Messrs. Garfield, Sander and Cantaluppi. Lloyd Lynford received approximately $161,000, Mr. Garfield received approximately $161,000, Mr. Sander received approximately $54,000 and Mr. Cantaluppi received approximately $47,000, in cash bonuses under the 2007 Annual Plan. These amounts were paid in March 2008.  Jeffrey Lynford did not receive any payments under the EIP Term Sheet for 2007.

    For 2008, the bonus pool calculated under the EIP Term Sheet was approximately $272,000.  The Compensation Committee determined to pay the entire bonus pool amount to Lloyd Lynford and Messrs. Garfield, Sander and Cantaluppi. Lloyd Lynford received approximately $115,000, Mr. Garfield received approximately $115,000, Mr. Sander received approximately $23,000 and Mr. Cantaluppi received approximately $19,000, in cash bonuses under the 2007 Annual Plan.  These amounts were paid in February 2009.  Jeffrey Lynford did not receive any payments under the EIP Term Sheet for 2008.

    For 2009, the Compensation Committee has determined not to establish performance criteria for bonus payments to the named executive officers, but instead to exercise its discretion.  In setting discretionary bonuses for 2009, the Compensation Committee may consider a variety of factors, including Company and individual performance, compensation levels for executive officers at companies deemed comparable or relevant by the committee and the need to properly incentivize and/or retain the Company’s senior management. In reaching this decision, the Compensation Committee noted that market conditions are turbulent and that to set performance criteria at this time would likely result in a bonus pool that does not appropriately account for rapidly changing market conditions, make optimal economic sense or properly create appropriate incentives for these individuals in 2009.  In addition, given current executive compensation levels, the Compensation Committee does not expect any 2009 executive compensation to be nondeductible under Section 162(m) of the Internal Revenue Code.  The Compensation Committee retains authority to pay discretionary bonuses for 2009.  The committee’s action with respect to 2009 does not preclude it from setting performance criteria for 2010 or future periods.

    Additional Discretionary Bonuses.  Discretionary bonuses are also given to executive officers outside of the 2007 Annual Plan (or, for 2009 and future years, the 2008 Annual Plan). Discretionary bonuses for executive officers are based on the achievements of the individual, the business achievements by Reis during the year and the additional time demands placed on executive officers.

    For 2006, Mr. Strong received a discretionary bonus of $100,000, paid in January 2007, which was attributable to his success in arranging the sale of the Company’s telecommunications assets and services at its Palomino Park project, achieving a profit 50% greater than the original budget and successfully negotiating settlement with the Company’s partner in such operations.  Mr. Strong received a discretionary bonus of approximately $37,000 for 2007, paid in March 2008, to compensate him for his efforts related to the Company’s East Lyme and Claverack real estate projects.  Mr. Strong did not receive an additional discretionary bonus for 2008.

    Lloyd Lynford and Mr. Garfield each received an additional discretionary bonus of approximately $64,000 for 2007 (paid in March 2008) and $77,000 for 2008 (paid in February 2009).  The 2007 discretionary bonuses were made in lieu of RSUs that would have been granted to the executive officers under the 2007 Annual Plan, but for the fact that the Company did not have the ability to grant additional RSUs under its incentive plans at that time (the Company’s Amended and Restated 1998 Management Incentive Plan (the “1998 Plan”) had expired; a new 2008 Omnibus Incentive Plan (the “2008 Plan”) was adopted by stockholders in May 2008).  The Compensation Committee determined that the 2007 cash discretionary bonuses were of equal or lesser value than the RSUs the executive officers would have otherwise received under the 2007 Annual Plan.   For 2008, as discussed below, the Compensation Committee determined not to increase RSU grant values from the 2007 levels.  The Compensation Committee then set 2008 additional cash discretionary bonuses for Lloyd Lynford and Mr. Garfield at levels that would provide for their total cash discretionary bonuses (including the bonuses paid pursuant to the EIP Term Sheet bonus pool) to be at 85% of 2007 levels.  In awarding these bonuses, the Compensation Committee considered the Company’s operating performance for the relevant year and, for 2007, the executive officers’ post-Merger-related efforts.

    Mr. Sander received an additional discretionary bonus of approximately $21,000 for 2007 (paid in March 2008) and $16,000 for 2008 (paid in February 2009).  The 2007 discretionary bonus was made in lieu of RSUs that would have been granted to Mr. Sander under the 2007 Annual Plan, but for the fact that the Company did not have the ability to grant additional RSUs under its incentive plans at that time.  The Compensation Committee determined that the 2007 cash discretionary bonus was of equal or lesser value than the RSUs Mr. Sander would have otherwise received under the 2007 Annual Plan.  For 2008, as discussed below, the Compensation Committee determined not to increase RSU grant values from the 2007 levels.  The Compensation Committee then set the 2008 additional cash discretionary bonus for Mr. Sander at a level that would provide for his total bonus (including his contractual minimum bonus and his bonus paid pursuant to the EIP Term Sheet bonus pool) to be at 85% of the annualized 2007 bonus paid to him.  In awarding these bonuses, the Compensation Committee considered the Company’s operating performance for the relevant year and, for 2007, Mr. Sander’s post-Merger-related efforts.  Mr. Sander’s discretionary bonus in 2007 includes $157,500 in November 2007, as a result of meeting the six month stay requirements, subsequent to the Merger, as set forth in his employment agreement.

    For 2006, Mr. Cantaluppi was paid a discretionary bonus of approximately $177,000 in January 2007 as a result of his efforts relating to the merger agreement between the Company and Private Reis, the bank loan entered into by Reis Services in connection with the Merger and the initial filing of the joint proxy statement/prospectus relating to the Merger with the SEC on December 28, 2006.  Mr. Cantaluppi received an additional discretionary bonus of approximately $19,000 for 2007 (paid in March 2008) and $13,000 for 2008 (paid in February 2009). The 2007 discretionary bonus was made in lieu of RSUs that would have been granted to Mr. Cantaluppi under the 2007 Annual Plan, but for the fact that the Company did not have the ability to grant additional RSUs under its incentive plans.  The Compensation Committee determined that the 2007 cash discretionary bonus was of equal or lesser value than the RSUs Mr. Cantaluppi would have otherwise received under the 2007 Annual Plan.  For 2008, as discussed below, the Compensation Committee determined not to increase RSU grant values from the 2007 levels.  The Compensation Committee then set the 2008 additional cash discretionary bonus for Mr. Cantaluppi at a level that would provide for his total bonus (including his contractual minimum bonus and his bonus paid pursuant to the EIP Term Sheet bonus pool) to be at 85% of the 2007 bonus paid to him.  In awarding these bonuses, the Compensation Committee considered the Company’s operating performance for the relevant year and, for 2007, Mr. Cantaluppi’s post-Merger-related efforts. Mr. Cantaluppi was paid an additional bonus of $413,000 in May 2007, which was determined by the Wellsford Compensation Committee to be an appropriate amount to compensate him for the amount he would have been entitled to receive at the time Wellsford’s assets were transferred into a liquidating trust, which would have occurred as a result of the Plan of Liquidation if Wellsford did not consummate the Merger.

    Jeffrey Lynford did not receive any discretionary cash bonus during 2006, 2007 or 2008.

    As noted above, the Compensation Committee has the authority to award 2009 discretionary bonuses based on Reis’s and the individual executive officers’ performance during 2009.

Long-Term Compensation. The Compensation Committee seeks to enhance the profitability of Reis, and thus stockholder value, by closely aligning the financial interests of Reis’s executive officers with those of its stockholders. To achieve this, the Compensation Committee believes that Reis’s compensation program should:

▪	emphasize stock ownership and, thereby, tie long-term compensation to increases in stockholder value over a multi-year period;

▪	enhance Reis’s ability to attract and retain qualified executive officers; and

▪	stress teamwork and overall company results.

In awarding equity compensation to executive officers, consideration is given to the long-term incentives previously granted to them. Equity compensation may take the form of restricted stock, RSUs, options to purchase shares of Reis common stock or other stock-based awards.

    The Compensation Committee believes that grants of restricted stock, RSUs and options to purchase shares of Reis common stock promote loyalty to Reis and encourage the recipients to coordinate their interests with those of Reis’s stockholders. The 2007 Annual Plan and the 2008 Annual Plan permit the grant of RSUs under the Company’s equity incentive compensation plans as a portion of the performance-based compensation thereunder.

    The employment agreements signed by Lloyd Lynford and Mr. Garfield provided for them to receive RSUs for 100,000 shares and 46,000 shares of Reis common stock, respectively, at the time of the Merger. The RSUs vest in three equal annual installments, if certain levels of Reis Services EBITDA growth ranging from 10% to 30% are met each year or cumulatively during the three year period. These RSUs were awarded as inducement grants outside of the Company’s existing incentive plans.

    In addition, during 2007, options were granted to certain executive officers and key employees at the discretion of the Compensation Committee with the input of Jeffrey Lynford, Lloyd Lynford and Mr. Garfield. The 250,000 options granted to four Reis Services employees at the time of the Merger, including 150,000 to Mr. Sander, were awarded as inducement grants outside of the Company’s existing incentive plans. All other options granted in 2007, including the 75,000 options granted to Mr. Cantaluppi and 95,000 options granted to other employees of the Company, were granted under the 1998 Plan. All of the options granted in 2007 vest in five equal annual installments.

    In February 2008, Lloyd Lynford and Messrs. Garfield and Sander were each granted 21,000 RSUs, and Mr. Cantaluppi was granted 10,000 RSUs, based on their contributions to the Company’s operating performance. These RSUs vest in three equal annual installments. At the time of the February 2008 RSU grant, an additional 27,000 RSUs were granted to four other employees of the Company.

    In February 2009, Lloyd Lynford and Messrs. Garfield and Sander were each granted 32,000 RSUs, and Mr. Cantaluppi was granted 15,000 RSUs, based on their contribution to the Company’s operating performance.  The number of RSUs was chosen to approximate the grant date fair value of the RSUs that were granted to those particular employees in February 2008.  These RSUs vest in three equal annual installments.  At the time of the February 2009 RSU grant, an additional 58,500 RSUs were granted to 11 other employees of the Company.

    Stock Compensation Grant and Award Practices; Timing Issues.  The Compensation Committee generally considers whether to make stock option grants and/or award other forms of equity during January or February of each year. Grants or awards may be made at other times during the year based on specific circumstances such as a new hire or a change in position or responsibility. The Compensation Committee’s decisions are reported to the full board of directors.

    The process for determining equity awards and setting stock option grant dates and exercise prices is independent of any consideration of the timing of the release of material nonpublic information. Similarly, the Company has never timed the release of material nonpublic information with the purpose or intent of affecting the value of equity compensation.

    Grants of restricted stock or RSUs representing shares of Reis common stock form a part of Reis’s long-term incentive package. Typically, some portion of these grants will vest annually over a period of several years if the executive officers and key employees remain employed by Reis. In making grants of restricted stock or RSUs, the Compensation Committee will consider an individual’s scope of responsibilities, experience, past contributions to Reis and anticipated contributions to Reis’s long-term success.

    Options to purchase shares of Reis common stock are granted with an exercise price equal to the fair market value of the shares of Reis common stock on the date of grant and, as determined by the Compensation Committee, generally vest and become exercisable over a period of years based on continued employment. This is intended to create stockholder value over the long term since the full benefit of the compensation package cannot be realized unless the share price appreciates and the employee remains employed by Reis. In making grants of options to purchase shares of Reis common stock, the Compensation Committee will consider an individual’s scope of responsibilities, experience, past contributions to Reis and anticipated contributions to Reis’s long-term success.

    Severance and Change of Control Benefits.  The Company has negotiated and entered into employment agreements with each of the named executive officers. The Compensation Committee believed that it was important to ensure that these individuals would continue to lead the Company and provide the expertise and continuity that were critical to the Company’s success.

    The Company believes that the severance benefits established, and the circumstances under which they would be payable, are appropriate based on each executive officer’s position and tenure with the Company, and competitive practices in effect among the Company’s peers at the time of execution of the agreements. Consistent with these competitive practices, the definitions of “cause” and “good reason” incorporated into the agreements were selected to assure that the executive officers would be fairly compensated in the event that the Company denied them the opportunity, as a result of a change of control or as otherwise specified, to fulfill the terms of their agreements, or materially altered the terms and conditions under which they were to perform their services. The terms and conditions of these severance benefits are described under “Executive Compensation — Potential Payments Upon Termination or Change of Control.”

    Perquisites and Other Personal Benefits.  Reis maintains employee benefit plans that provide all employees with the opportunity to enroll in health, dental, life insurance and disability insurance programs. Reis also maintains 401(k) retirement plans that are available to all employees after a minimum service period. Reis provides matching contributions as provided in each 401(k) plan. Prior to the Merger, Wellsford provided life insurance to all of its employees, at two times salary, up to a maximum of $200,000, plus $20,000, except for Jeffrey Lynford, who received $600,000 of coverage. Subsequent to the Merger, life insurance is provided to all Reis and Reis Services employees at one times salary up to a maximum of $100,000, except for Jeffrey Lynford, who received $600,000 of coverage through December 31, 2008.

    Since 1993, Jeffrey Lynford’s employment contracts have provided for him to participate in split-dollar life insurance policies. During 2002, Wellsford agreed to transfer the ownership of these policies to Jeffrey Lynford and, since January 1, 2003, the Company has paid him additional compensation of $35,315 per year for the pre-tax cost of the premiums for these policies which he then pays personally.

    In addition to the above described payments, Jeffrey Lynford received matching contributions of $2,500 in 2008 and 2007 into the Wellsford 401(k) plan and an aggregate of $13,576 and $13,164 in 2008 and 2007, respectively, which was primarily comprised of monthly automobile parking, annual club dues and excess term life insurance premiums.

    Jeffrey Lynford’s contract does not require him to provide full-time services to Reis as long as he is fulfilling his fiduciary responsibilities to Reis. During 2007, Jeffrey Lynford agreed to a $20,000 reduction in his minimum contractual bonus to reimburse the Company for the services his administrative assistant provided for non-Company related activities.  For 2008, he reimbursed the Company $40,000 related to such services.

Compensation of Directors

    The Compensation Committee was advised by F.W. Cook in the Fall of 2006 with respect to aspects of director compensation. Upon review of F.W. Cook’s advice, the Compensation Committee determined the appropriate mix and level of compensation for non-employee directors of Reis at that time. The Compensation Committee revised the director compensation formula in May 2008, retroactive to January 2008.  Directors who are also employees of Reis or any of its subsidiaries do not receive compensation for service on the board of directors. The level and mix of director compensation is reviewed by the Compensation Committee on a periodic basis to ensure consistency with the objectives of the overall compensation philosophy and to remain competitive among peer institutions. Director compensation is described in detail under “Corporate Governance — Compensation of Directors.”

Stock Ownership Requirements

    Reis does not have a policy or guidelines that require a specified ownership of Reis common stock by directors or executive officers or stock retention guidelines applicable to equity-based awards granted to directors and executive officers. However, equity awards granted to directors or officers are not generally transferable (except for transfers to family members or trusts for their benefit) and no shares are delivered to the directors until six months after their termination of service as a director.

    As of March 31, 2009, Reis’s executive officers and directors as a group beneficially owned 3,167,914 shares of common stock or 28.5% of the total outstanding shares of common stock. See “Stock Ownership.”

Tax Implications of Executive Compensation

    It is the responsibility of the Compensation Committee to address the issues raised by the tax laws which make certain non-performance based compensation to executives of public companies in excess of $1,000,000 non-deductible. In this regard, the Compensation Committee must determine whether any actions with respect to this limit should be taken by Reis.

    The aggregate deduction for each named executive officer’s compensation is potentially limited by Section 162(m) of the Code to the extent the aggregate amount paid to an executive officer exceeds $1,000,000, unless it is paid under a pre-determined objective performance plan meeting certain requirements, or satisfies one of various other exceptions specified in the Code. The Compensation Committee has considered the impact of Section 162(m) of the Code in determining the incentive and long-term stock awards given to the named executive officers and will consider Section 162(m) of the Code in the context of future compensation decisions. However, a formal policy that requires all compensation to be tax deductible for purposes of Section 162(m) of the Code has not been adopted.

Accounting Implications of Executive Compensation for Share-Based Payments

    In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), “Share-Based Payment,” which is a revision of SFAS No. 123 (“SFAS No. 123R”). SFAS No. 123R requires all share-based payments to employees, including grants of employee stock options and restricted share units, both of which were issued by the Company in connection with the Merger, to be recognized in the statement of operations based on their fair values.  The Company recorded non-cash compensation expense of approximately $1,457,000 and $1,123,000, including approximately $295,000 and $163,000 related to non-employee director equity compensation, for the year ended December 31, 2008 and the period June 1, 2007 to December 31, 2007, related to all stock options and RSUs accounted for as equity awards, as a component of general and administrative expenses in the statement of operations.

    Option Awards. In connection with the Merger, 340,000 options were granted to six key employees on May 30, 2007 with an exercise price of $10.40 per option. These options vest ratably over five years. An additional 100,000 options were granted to employees in August 2007 with an exercise price of $7.50 per option. These options vest ratably over five years. These awards are treated as equity awards based on their respective terms and the fair value of each award is charged to compensation expense on a straight-line basis at the corporate level over the vesting period. No option awards were granted during the years ended December 31, 2008 and 2006.

    In January 2006, the board authorized amendments to the then outstanding options, after the adoption of the Plan of Liquidation, to allow an option holder to receive from the Company, in cancellation of the holder’s option, a cash payment with respect to each cancelled option equal to the amount by which the fair market value of the share of stock underlying the option exceeds the exercise price of such option. In March 2006, the Company and the option holders executed amended option agreements to reflect this and other adjustments and changes. The Company accounts for these options as liability awards and recorded a provision during the first quarter of 2006 aggregating approximately $4,227,000 to reflect the modification permitting an option holder to receive a net cash payment in cancellation of the holder’s option based upon the fair value of an option in excess of the exercise price. The liability balance is adjusted at the end of each reporting period to reflect (i) the net cash payments to option holders made during each period, (ii) the impact of the exercise of options and (iii) the changes in the market price of the Company’s common stock. The change in the liability is reflected in the Company’s statement of changes in net assets in liquidation through May 31, 2007. At May 31, 2007, the liability for options which could be settled in cash was approximately $7,269,000 based upon the difference in the closing stock price of the Company of $11.00 per share and the individual exercise prices of all outstanding “in-the-money” options at that date.

    At December 31, 2007, the option liability was approximately $527,000 based upon the difference in the closing stock price of the Company at December 31, 2007 of $7.68 per share and the individual exercise prices of the outstanding 178,124 “in-the-money” options that are accounted for as a liability award at that date.

    At December 31, 2008, the option liability was approximately $56,000 based upon the difference in the closing stock price of the Company at December 31, 2008 of $5.00 per share and the individual exercise prices of the outstanding 101,025 “in-the-money” options that are accounted for as a liability award at that date. Changes in the settlement value of option awards treated under the liability method as defined by SFAS No. 123R are reflected as income or expense in the statements of operations under the going concern basis of accounting. The Company recorded a compensation benefit of approximately $416,000 and $1,847,000 for the year ended December 31, 2008 and for the period June 1, 2007 to December 31, 2007, respectively, in general and administrative expenses in the statement of operations as a result of the stock price declines during those periods.

    During the year ended December 31, 2008, an aggregate of 22,155 options were settled with net cash payments aggregating approximately $55,000.

    During the year ended December 31, 2007, an aggregate of 278,571 options were settled with a net cash payment of approximately $560,000. In addition, in a series of transactions in June 2007 Jeffrey Lynford tended certain shares of common stock he owned as payment for the exercise price for 891,949 options. Further, he reduced the number of shares he would ultimately receive in this exercise transaction to satisfy his tax obligation of approximately $2,072,000 in cash (which was retained by the Company to pay for his applicable withholding taxes and was treated as an option cancellation payment). As a result, he received a net of 212,070 shares of the Company’s common stock upon the completion of this exercise. Pursuant to his option agreements, Jeffrey Lynford received “reload” options to purchase 243,931 shares of the Company’s common stock which had an exercise price of $10.67 per option reflecting the market value of the Company’s stock at the date of the grant.  These reload options, which were treated as an equity award for accounting purposes, expired on December 31, 2007 and did not have a net cash settlement feature.  No other options were settled with a net cash payment during 2007.

    During the year ended December 31, 2006, an aggregate of 237,426 options were settled with cash payments aggregating approximately $668,000.

    RSU Awards. In connection with the Merger, Lloyd Lynford and Mr. Garfield were granted 100,000 and 46,000 RSUs, respectively, which upon meeting certain performance thresholds vest over a three year period. This award is treated as an equity award and the grant date fair value of $10.40 per RSU (which was determined based on the closing stock price of the Company’s common stock on May 31, 2007) is charged to compensation expense at the corporate level on a graded schedule over the vesting period. At the time of the award and at December 31, 2008 and 2007, the Company believed that the required performance threshold to fully vest the RSUs over the three year period would be met.

    At the Merger date, 123 employees were granted an aggregate of 73,800 RSUs which vest after three years of service and have a grant date value of $10.40 per RSU (which was determined based on the closing stock price of the Company’s common stock on May 31, 2007).  This award is treated as an equity award and the grant date fair value is charged to compensation expense at the corporate level over the vesting periods.

    In February 2008, an aggregate of 100,000 RSUs were granted to employees which vest one-third a year over three years and had a grant date fair value of $7.20 per RSU (which was determined based on the closing stock price of the Company’s common stock on February 28, 2008). This award is treated as an equity award and the grant date fair value is charged to compensation expense at the corporate level over the vesting periods.

    During 2008, an aggregate of 61,226 RSUs were granted to non-employee directors satisfying the equity component of their compensation which is comprised of 40,114 RSUs (with an average grant date fair value of $5.64 per RSU) for the nine months ended September 30, 2008 and 21,112 RSUs (with an average grant date fair value of $7.73 per RSU) for the period June 1, 2007 to December 31, 2007. In January 2009, an additional 13,800 RSUs in the aggregate were granted to non-employee directors (with a grant date fair value of $5.00 per RSU) related to the equity component of their compensation for the three months ended December 31, 2008.  In each case, the grant date fair value was determined as of the last trading day of the quarter for which the RSUs were being received as compensation. The RSUs are immediately vested, but are not deliverable to non-employee directors until six months after termination of their service as a director. The Company issued 6,506 shares in November 2008 to satisfy the settlement of RSUs related to a director that retired from our board in May 2008.

Executive Compensation

Summary Compensation Table

    The following table sets forth information concerning the compensation of Reis’s named executive officers (i.e., our Chief Executive Officer (principal executive officer), our Chief Financial Officer (principal financial officer), our three other most highly compensated executive officers whose aggregate compensation exceeded $100,000 during 2008 and, on a voluntary basis, our chairman). Each of our executive officers has entered into an employment agreement governing his compensation and related arrangements with Reis and/or Reis Services.

Name and Principal Position	Year		Salary ($)(A)		Bonus ($)(B)	Stock Awards ($)(C)	Option Awards ($)(D)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)(E)	Total ($)

Lloyd Lynford —
Chief Executive Officer and President	2008		$645,000		$76,647	$475,333	$—	$114,603	$—	$2,300	$1,313,883
	2007	(F)	$377,232		$63,932	$370,741	$—	$161,068	$—	$1,428	$974,401

Jonathan Garfield —
Executive Vice President	2008		$500,000		$76,647	$241,333	$—	$114,603	$—	$2,300	$934,883
	2007	(F)	$292,219		$63,932	$170,541	$—	$161,068	$—	$1,428	$689,188

David M. Strong —
Senior Vice President —
Development	2008		$841,875		$427,000	$—	$—	$—	$—	$2,500	$1,271,375
	2007		$381,430		$36,530	$—	$—	$—	$—	$2,500	$420,460
	2006		$370,322		$100,000	$—	$—	$—	$—	$2,500	$472,822

William Sander —
Chief Operating Officer
of Reis Services	2008		$444,000		$15,630	$39,900	$111,720	$23,370	$—	$2,300	$636,920
	2007	(F)	$254,074		$178,811	$—	$65,170	$53,689	$—	$1,270	$553,014

Mark P. Cantaluppi —
Vice President,
Chief Financial Officer	2008		$349,500		$12,925	$19,000	$55,860	$19,325	$—	$2,500	$459,110
	2007		$327,687		$431,688	$—	$32,585	$47,083	$—	$2,500	$841,543
	2006		$294,525		$176,825	$—	$—	$—	$—	$2,500	$473,850

Jeffrey H. Lynford —
Chairman	2008		$375,000		$—	$—	$—	$—	$—	$52,066	$427,066
	2007		$730,000	(G)	$—	$—	$—	$—	$—	$50,979	$780,979
	2006		$730,000	(G)	$—	$—	$—	$—	$892	$52,082	$782,974

(A)
Includes base salary and contractual minimum bonuses. Contractual minimum bonuses for 2008 were paid in December 2008.  Contractual minimum bonuses for 2007 were paid in January 2008. Contractual minimum bonuses for 2006 were paid in January 2007. The 2007 base salary and contractual minimum bonuses for Lloyd Lynford and Messrs. Garfield and Sander, reflect such compensation for the period from June 1, 2007 to December 31, 2007, as these individuals were not employees of the Company prior to the Merger.  See “Compensation Discussion & Analysis – Base Salary and Contractual Minimum Bonuses.”

(B)
Includes discretionary bonuses in excess of contractual minimum bonuses and non-equity incentive plan compensation. Discretionary bonuses for 2008 were paid in February 2009. Discretionary bonuses for 2007 were generally paid in March 2008. Discretionary bonuses for 2006 were paid in January 2007. See “Compensation  Discussion & Analysis – Additional Discretionary Bonuses.”

(C)
Represents total compensation expense recognized for RSUs granted to each named executive officer. The grant date fair market value of the RSUs, computed in accordance with SFAS No. 123R, used to calculate these amounts is the same as that used for stock-based compensation disclosure in the consolidated financial statements included in Reis’s annual report on Form 10-K for the year ended December 31, 2008.  For Lloyd Lynford and Mr. Garfield, (i) the 2007 amounts include the expense for the May 2007 RSU grant, which had a grant date fair value of $10.40 per share, for the first seven months of the 36 month vesting (which expense is weighted toward the earlier periods as it is a performance based grant) and aggregated $370,471 and $170,541, respectively, and (ii) the 2008 amounts include 12 months of expense for the May 2007 RSU grant of $433,333 and $199,333, respectively.  For Lloyd Lynford and Messrs Garfield, Sander and Cantaluppi, the 2008 amounts include expense for the first ten months of the 36 month vesting from the February 2008 grant of $42,000, $42,000, $39,900 and $19,000, respectively; the February 2008 grant had a grant date fair value of $7.20 per share.  The closing price of Reis’s common stock was $4.27 per share on April 15, 2009.

(D)
The amounts reflected in this column are the amounts of total compensation expense recognized in 2007 and 2008 for stock options granted in 2007 to each named executive officer. These options have an exercise price of $10.40 per share. The grant date fair market value of the stock options, computed in accordance with SFAS No. 123R, used to calculate these amounts is the same as that used for stock-based compensation disclosure in the consolidated financial statements included in Reis’s annual report on Form 10-K for the year ended December 31, 2008.

(E)
The amounts presented represent matching contributions into the Company’s 401(k) plans and do not reflect any perquisites as the aggregate value of perquisites for each executive officer, excluding Jeffrey Lynford, was less than $10,000.  Other compensation for Jeffrey Lynford includes $35,315 in 2008, 2007 and 2006 for pre-tax payments for premiums on whole life insurance policies provided for in his employment contract, matching contributions of $2,500 in 2008, 2007 and 2006 into the Wellsford 401(k) plan, and an aggregate of $13,576, $13,164 and $14,267 in 2008, 2007 and 2006, respectively, which was primarily comprised of monthly automobile parking, annual club dues and excess term life insurance premiums.

(F)
Since Lloyd Lynford, Mr. Garfield and Mr. Sander were not employees of Reis prior to the Merger, (i) the 2007 amounts in this table for those individuals reflect only post-Merger compensation from June 1, 2007 and (ii) no 2006 amounts are included in this table for those individuals.

(G)	Jeffrey Lynford elected to reduce his contractual bonus by $20,000 in 2007 and 2006 to compensate the Company for services performed by his administrative assistant on non-company matters.

Employment Agreements

    Each of our named executive officers has entered into an employment agreement governing his compensation and related arrangements with Reis and/or Reis Services.  The following summaries are not complete descriptions of the employment agreements.  Each agreement is filed as an exhibit to the Company’s annual report on Form 10-K for the year ended December 31, 2008, filed with the SEC on March 13, 2009, or the Company’s current report on Form 8-K, filed with the SEC on January 13, 2009.

    Lloyd Lynford.  Lloyd Lynford’s employment agreement provides for him to be employed as President and Chief Executive Officer of Reis and Reis Services for a three year term expiring on May 30, 2010. Under the agreement, he is entitled to a salary of $375,000 per year and a minimum bonus of $270,000 per year. The agreement also entitled him to receive the 100,000 RSUs granted to him at the time of the Merger.

    Jonathan Garfield.  Mr. Garfield’s employment agreement provides for him to be employed as Executive Vice President of Reis and Reis Services for a three year term expiring on May 30, 2010. Under the agreement, he is entitled to a salary of $375,000 per year and a minimum bonus of $125,000 per year. The agreement also entitled him to receive the 46,000 RSUs granted to him at the time of the Merger.

    David M. Strong.  Mr. Strong’s employment agreement provides for him to be employed as Senior Vice President — Development of Reis. The agreement is currently effective through the earlier of (i) July 31, 2009 or (ii) the end of the month in which Reis completes sales of all condominium units owned by Reis at the Gold Peak Project. Mr. Strong’s 2007 salary under the agreement was $217,960 and his 2008 salary was $224,500. Mr. Strong was entitled to a contractual minimum bonus of $158,709 for 2006, $163,470 for 2007 and $168,375 for 2008.  His contract also called for a payment of $449,000 upon the earlier of (x) the completion of the sale of the Gold Peak project or (y) December 31, 2008.  In 2009, he is being paid based on an annual salary of $225,000, or $18,750 per month. The agreement also provides for Mr. Strong to receive incentive-based bonuses as described under “Compensation Discussion and Analysis — Named Executive Officer Compensation Strategy — Incentive-Based Bonuses.”

    William Sander.  Mr. Sander’s employment agreement provides for him to be employed as Chief Operating Officer of Reis Services for a three year term expiring on May 30, 2010. Under the agreement, he is entitled to a salary of $289,850 per year and a minimum bonus of $145,000 per year.  The agreement also entitled him to receive $157,500 at the time of the Merger, an additional $157,500 in November 2007 and the 150,000 stock options granted to him at the time of the Merger.

    Mark P. Cantaluppi.  Mr. Cantaluppi’s employment agreement provides for him to be employed as Vice President and Chief Financial Officer of Reis and Chief Financial Officer of Reis Services for a three year term expiring on May 30, 2010. Under the agreement, he is entitled to a salary of $225,000 per year and a minimum annual bonus equal to 50% of his salary. The agreement also provided for the payment to Mr. Cantaluppi by the Company of $413,000, which compensated him for the payment he would have been entitled to receive on the placement of Wellsford’s assets into a liquidating trust, which would have occurred as a result of the Plan of Liquidation if Wellsford did not consummate the Merger. The agreement also entitled him to receive the 75,000 options granted to him at the time of the Merger.

    Jeffrey H. Lynford.  Jeffrey Lynford’s employment agreement provides for him to be employed as Chairman of Reis and Reis Services for a three year term expiring on May 30, 2010. Under the agreement, he is entitled to a salary of $375,000 per year and, in 2007, a minimum bonus of $375,000. The agreement does not require him to provide full-time services to Reis and Reis Services as long as he is fulfilling his fiduciary responsibilities to Reis and Reis Services.

    See “ — Potential Payments Upon Termination or Change of Control” for information regarding payments that may be made to our named executive officers upon termination of employment or a change of control.

Grants of Plan-Based Awards

    The following table shows all plan-based awards granted to our named executive officers during 2008. The equity awards granted in 2008 identified in the table below are also reported under “— Outstanding Equity Awards at Fiscal Year End — Named Executive Officers.”

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(A)			Estimated Future Payouts Under Equity Incentive Plan Awards(B)			All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and	Current
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units (#)	Options (#)	Awards ($/Share)	Option Awards(C)	Market Value(D)

Lloyd Lynford	2/28/08	$—	$—	$—	—	21,000	21,000	—	—	—	$151,200	$89,670
Jonathan Garfield	2/28/08	$—	$—	$—	—	21,000	21,000	—	—	—	$151,200	$89,670
David M. Strong	—	$—	$—	$—	—	—	—	—	—	—	$—	$—
William Sander	2/28/08	$—	$—	$—	—	21,000	21,000	—	—	—	$151,200	$89,670
Mark P. Cantaluppi	2/28/08	$—	$—	$—	—	10,000	10,000	—	—	—	$72,000	$42,700
Jeffrey H. Lynford	—	$—	$—	$—	—	—	—	—	—	—	$—	$—

(A)
The 2007 Annual Plan cash bonus pool (which applied to 2008 cash incentive plan awards) provides for an aggregate maximum payout to all participants based on two times the contractual minimum bonuses of the group of executive officers. There are no thresholds, targets or maximums on an individual basis.

(B)	Represents RSUs granted to the named executive officers. The RSUs vest in three equal annual installments, beginning on February 28, 2009.

(C)	Based on the closing price of Reis’s common stock of $7.20 per share on the grant date.

(D)	Based on the closing price of Reis’s common stock of $4.27 per share on April 15, 2009.

Outstanding Equity Awards at Fiscal Year End — Named Executive Officers The following table reflects all outstanding equity awards to Reis’s named executive officers as of December 31, 2008.

								Stock Awards
												Equity
	Option Awards									Equity Incentive		Incentive Plan Awards:
					Equity					Plan		Market or
					Incentive Plan Awards:				Market	Awards: Number of Unearned		Payout Value of Unearned
	Number of Securities Underlying		Number of Securities Underlying		Number of Securities Underlying			Number of Shares or Units of	Value of Shares or Units of	Shares, Units or Other		Shares, Units or Other
Name	Unexercised Options (#) Exercisable		Unexercised Options (#) Unexercisable		Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Stock That Have Not Vested (#)	Stock That Have Not Vested ($)(A)	Rights That Have Not Vested (#)		Rights That Have Not Vested ($)(A)

Lloyd Lynford	—		—		—	$—	—	—	$—	100,000	(B)	$500,000
	—		—		—	$—	—	21,000	$105,000	—		$—
Jonathan Garfield	—		—		—	$—	—	—	$—	46,000	(B)	$230,000
	—		—		—	$—	—	21,000	$105,000	—		$—
David M. Strong	21,268		—		—	$4.60	12/9/09	—	$—	—		$—
William Sander	30,000	(C)	120,000	(C)	—	$10.40	5/29/17	21,000	$105,000	—		$—
Mark P. Cantaluppi	17,723		—		—	$4.55	11/14/09	10,000	$50,000	—		$—
	15,000	(C)	60,000	(C)	—	$10.40	5/29/17	—	$—	—		$—
Jeffrey H. Lynford	—		—		—	$—	—	—	$—	—		$—

(A)	Based upon the closing price of Reis’s common stock of $5.00 per share on December 31, 2008.

(B)	The RSUs vest in three equal annual installments, if certain levels of Reis Services EBITDA growth ranging from 10% to 30% are met each year or cumulatively during the three year period.

(C)
The stock options were granted at an exercise price of $10.40 per share, which is equal to the closing price of Reis’s common stock on the date of the Merger and vest in five equal annual installments.

Option Exercises and Stock Vested in 2008 The following table reflects the stock options exercised by the named executive officers, and stock awards vested, during 2008.

	Option Awards (A)		Stock Awards (B)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Lloyd Lynford	—	$—	—	$—
Jonathan Garfield	—	$—	—	$—
David M. Strong	—	$—	—	$—
William Sander	—	$—	—	$—
Mark P. Cantaluppi	—	$—	—	$—
Jeffrey H. Lynford	—	$—	—	$—

(A)	During 2008, no option awards were exercised by the named executive officers.
(B)	During 2008, Lloyd Lynford and Mr. Garfield vested in the first third of their May 2007 RSU awards. No other stock award vesting occurred in 2008.

Securities Authorized for Issuance Under Equity Compensation Plans The following table details information for each of Reis’s compensation plans at December 31, 2008:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (A)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)		(b)	(c)
Equity compensation plans approved by stockholders:
1998 Plan	459,169	(B)	$7.08	—
2008 Plan	36,624		$—	1,001,782	(C)
	495,793		$7.08	1,001,782	(C)
Equity compensation plans not approved by stockholders:
2007 inducement grants	376,000	(D)	$10.40	—
Total	871,793		$8.53	1,001,782	(C)

(A)	The weighted average exercise price does not take into account the shares issuable upon vesting or delivery of outstanding RSUs, which have no exercise price.

(B)	Includes 298,473 shares issuable upon exercise of stock options and 160,696 shares issuable upon vesting of RSUs (or, with respect to RSUs granted to non-employee directors, delivery of RSUs).

(C)
Availability reflects reductions related to grants under the 2008 Plan offset by increases related to expirations and forfeitures under the 2008 Plan and the 1998 Plan, as permitted under the 2008 Plan.

(D)	Includes 230,000 shares issuable upon exercise of stock options and 146,000 shares issuable upon vesting of RSUs.

    The 1998 Plan expired on March 10, 2008, and no new grants may be made thereunder.

Pension Benefits

    Reis does not have a pension plan. However, both Wellsford (now Reis) and Private Reis (now Reis Services) have separate 401(k) plans for their respective employee groups, and these plans have not been merged as of the date of this proxy statement.

Potential Payments Upon Termination or Change of Control

    Under the employment agreements between Reis and the executive officers indicated below, Reis may be obligated to make severance or post-termination payments to the applicable individual.  The following table presents, for each named executive officer, the potential post-employment payments and payments on a change of control and assumes that the triggering event took place on December 31, 2008, under the Company’s current contractual arrangements:

		No Change of Control
Name	Benefit	Termination by Employee Without Good Reason(A)	Death or Disability		Termination by Reis for Cause(A)	Termination by Employee with Good Reason(A)		Termination by Reis Without Cause(A)		Termination as a Result of Change of Control(A)

Lloyd Lynford	Severance	$—	$—		$—	$531,069		$531,069		$937,500
	Bonus(B)	—	381,699		—	396,648		396,648		396,648
	Options	—	—		—	—		—		—
	RSUs	—	605,000	(C)	—	605,000	(C)	605,000	(C)	605,000	(D)
	Benefits	—	—		—	25,000		25,000		25,000
	Total	$—	$986,699		$—	$1,557,717		$1,557,717		$1,964,148

Jonathan Garfield	Severance	$—	$—		$—	$531,069		$531,069		$937,500
	Bonus(B)	—	176,712		—	201,758		201,758		201,758
	Options	—	—		—	—		—		—
	RSUs	—	335,000	(C)	—	335,000	(C)	335,000	(C)	335,000	(D)
	Benefits	—	—		—	27,000		27,000		27,000
	Total	$—	$511,712		$—	$1,094,827		$1,094,827		$1,501,258

David M. Strong	Severance	$—	$—		$—	$—		$131,250		$—
	Bonus(B)(E)	—	—		—	—		—		—
	Options	—	—		—	—		—		—
	RSUs	—	—		—	—		—		—
	Benefits	—	—		—	—		—		—
	Total	$—	$—		$—	$—		$131,250		$—

William Sander	Severance	$—	$—		$—	$592,000		$419,000		$592,000
	Bonus(B)	—	—		—	—		—		—-
	Options	—	—		—	—		—		—
	RSUs	—	105,000		—	—		—		105,000
	Benefits	—	—		—	—		—		—
	Total	$—	$105,000		$—	$592,000		$419,000		$697,000

Mark P. Cantaluppi	Severance	$—	$—		$—	$—		$466,000		$466,000
	Bonus(B)	—	—		—	—		—		—
	Options	—	—		—	—		—		—
	RSUs	—	50,000		—	—		—		50,000
	Benefits	—	—		—	—		—		—
	Total	$—	$50,000		$—	$—		$466,000		$516,000

Jeffrey H. Lynford	Severance	$—	$—		$—	$531,250		$531,250		$937,500
	Bonus	—	—		—	—		—		—
	Options	—	—		—	—		—		—
	RSUs	—	—		—	—		—		—
	Benefits	—	76,000		—	76,000		76,000		76,000
	Total	$—	$76,000		$—	$607,250		$607,250		$1,013,500

(A)
For a definition of the terms “good reason,” “cause” and “change of control” as they relate to each named executive officer, and for a discussion of the triggers for termination on a change of control, please see the discussion following this table.

(B)	Excludes 2008 guaranteed minimum bonuses as such amounts were paid prior to December 31, 2008.
(C)
These amounts include 33,333 RSUs for Lloyd Lynford and 15,333 RSUs for Mr. Garfield that have previously vested but which would become immediately deliverable upon death or disability of the executive officer.

(D)
The RSUs granted to these executive officers at the time of the Merger would not vest upon a change of control (although the performance criteria with respect to the remaining tranches of these RSUs would be removed). Following a change of control, these RSUs would vest upon a termination by Reis without cause or by the employee with good reason.

(E)	Excludes any unpaid amounts related to Mr. Strong’s contractual performance-based bonuses. See “Compensation Discussion & Analysis – Incentive-Based Bonuses.”

The following discussion sets forth the specific terms under which the amounts in the above table would be paid.

    Options and RSUs.  All stock options held by the named executive officers had vested as of December 31, 2008 and, as a result, a termination as of that date would not affect the amount any named executive officer would receive with respect to those options.

    All RSUs listed in the above table vest immediately upon the death or disability of the named executive officer.

    The RSUs in the above table (other than the 100,000 RSUs and 46,000 RSUs, respectively, granted to Lloyd Lynford and Mr. Garfield at the time of the Merger) each vest immediately upon a change of control. Under the relevant RSU agreements, a change of control means a change in ownership of the Company or a change in a substantial portion of the Company’s assets. A change in ownership of the Company shall occur on the date that any one person, or more than one person acting as a group, acquires ownership of stock of the corporation that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company. However, if any one person, or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of the Company the acquisition of additional stock by the same person or persons is not considered to be a change of control. A change in the ownership of a substantial portion of the Company’s assets occurs on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets of the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

    Under their employment agreements, upon a change of control (as defined in those agreements) the performance criteria applicable to the 100,000 RSUs granted to Lloyd Lynford and the 46,000 RSUs granted to Mr. Garfield at the time of the Merger will be deemed to be satisfied with respect to any RSUs which had not vested as of the date of the change of control.  In addition, any RSUs which had not previously vested due to a failure to meet the performance criteria would be immediately vested.  As of December 31, 2008, each of Lloyd Lynford and Mr. Garfield had satisfied the performance criteria with respect to the first tranche of these RSUs.  Following a change of control, upon termination by the Company other than for cause or by the executive officer for good reason, all of these RSUs would vest immediately.

    Lloyd Lynford and Jonathan Garfield.  In May 2007, Lloyd Lynford and Mr. Garfield each entered into an employment agreement with Reis and Reis Services. Under their respective agreements:

▪
the employment of Lloyd Lynford or Mr. Garfield, as applicable, will terminate automatically upon the death of the executive officer and may be terminated by Reis and Reis Services (the “employers”) prior to expiration of the three year term for disability or cause, and Lloyd Lynford or Mr. Garfield, as applicable, may terminate his employment agreement for good reason, which includes (i) a material diminution in duties or responsibilities for either employer or a demotion or change in direct reporting relationship to the Reis board of directors, (ii) being removed from, not nominated for re-election to, or not re-elected to the Reis board of directors, (iii) a material breach by either employer of the employment agreement which is not cured within 20 days after notice of the breach, or (iv) requiring Lloyd Lynford or Mr. Garfield, as applicable, to report to work on a regular basis at a location outside of a 30-mile radius from 530 Fifth Avenue, New York, New York;

▪
upon termination of employment for death or disability, Lloyd Lynford or Mr. Garfield, as applicable, or his estate or other beneficiaries, will be paid his salary through the date of termination, accrued vacation pay, unpaid bonuses for prior years, unreimbursed business expenses and an additional amount equal to the difference between (i) $810,000, in the case of Lloyd Lynford, and $375,000, in the case of Mr. Garfield, and (ii) the sum of his minimum annual bonuses paid in years prior to the date of termination;

▪
upon termination of employment for cause by the employers or without good reason by Lloyd Lynford or Mr. Garfield, as applicable, he will not receive any payments other than salary through the date of termination, accrued vacation pay, unpaid bonuses for prior years and unreimbursed business expenses payable to him as of the date of termination;

▪
if, within two years following a change of control, the employers terminate the employment of Lloyd Lynford or Mr. Garfield, as applicable, without cause or if either resigns for good reason, then he will be paid an amount equal to (i) salary through the date of termination, accrued vacation pay, unpaid bonuses for prior years and unreimbursed business expenses payable to him as of the date of termination, and (ii) an amount equal to (A) 2.5 times his gross annual base salary for the year during which termination occurs, plus (B) a pro rata portion (based on the number of days employed during the year in which termination occurs) of the annual bonus received in the preceding year that was in excess of the minimum annual bonus amount, plus (C) the sum of the present value (using a 5% discount rate) of any unpaid minimum annual bonuses for the three year term; further, in the case of Lloyd Lynford only, he may resign within 30 days after a six-month period beginning on the effective date of a change of control and the resignation will be treated as a resignation for good reason;

▪
if at any time during the three year term (except during the two years following a change of control), the employers terminate the employment of Lloyd Lynford or Mr. Garfield, as applicable, for a reason other than cause, death or disability or either resigns for good reason, then he will be paid (i) salary through the date of termination, accrued vacation pay, unpaid bonuses for prior years and unreimbursed business expenses payable to him as of the date of termination, plus (ii) the greater of the sum of (x) his gross annual base salary for each year remaining through the end of the three year term and (y) $375,000, plus (iii) the sum of the present value (using a 5% discount rate) of any unpaid minimum annual bonuses for the three year term, plus (iv) a pro rata portion (based on the number of days employed during the year in which termination occurs) of the annual bonus received in the preceding year that was in excess of the minimum annual bonus amount; and

▪
for the period during which Lloyd Lynford or Mr. Garfield, as applicable, is employed pursuant to his employment agreement and, in certain cases for up to one year following termination, each is subject to confidentiality, non-competition and non-solicitation restrictions.

    For purposes of Lloyd Lynford’s and Mr. Garfield’s employment agreements, the term “cause” means Lloyd Lynford’s or Mr. Garfield’s, as applicable, (i) breach of the restrictive covenants set forth in the employment agreements, (ii) material breach of any other terms of the employment agreement which is not cured within 20 days of notice of the breach, (iii) fraud or dishonesty in the course of employment, (iv) continued gross neglect of duties for reasons other than disability, or (v) conviction, a plea of guilty or nolo contendre to any felony charge.

    For purposes of Lloyd Lynford’s and Mr. Garfield’s employment agreements, the term “change of control” means the occurrence of any of the following, whether directly or indirectly, voluntarily or involuntarily, whether as part of a single transaction or a series of transactions:

▪
during any period of 12 consecutive months or less, individuals who at the beginning of that period constitute the Reis board of directors cease, for any reason, to constitute at least a majority of the board of directors, unless the election or nomination for election of each new director was approved by at least two-thirds of the directors then still in office who were directors at the beginning of the period; or

▪
the sale, transfer or other disposition of all or substantially all of the assets of either employer (other than to a wholly-owned direct or indirect subsidiary of either employer or a benefit plan of either employer); or

▪
any person or entity or group of affiliated persons or entities (other than Lloyd Lynford, Mr. Garfield or a group including either of them) acquiring beneficial ownership (as that term is used in Rules 13d-

3, 13d-5 or 16a-1 under the Exchange Act) of 30% or more of the shares of capital stock or other equity of either employer, having by the terms thereof voting power to elect the members of the Reis board of directors, or, convertible into shares of such capital stock or other equity of either employer; or

▪	the stockholders or members of either employer adopting a plan of liquidation or approving the dissolution of either employer; or

▪
the merger, consolidation, or reorganization of either employer or any similar transaction which results in (i) the beneficial owners of the voting power of either employer immediately prior to the merger, consolidation, reorganization or transaction beneficially owning, after giving effect to such merger, consolidation, reorganization or transaction, interests or securities of the surviving or resulting entity representing 50% or less of the shares of capital stock or other equity of the surviving or resulting entity having by the terms thereof voting power to elect the members of the board of directors (or equivalent thereof) or convertible into shares of such capital stock or other equity of such entity or (ii) any person or entity or group of affiliated persons or entities (other than Lloyd Lynford, Mr. Garfield or a group including either of them) owning, after giving effect to such merger, consolidation, reorganization or transaction, interests or securities of the surviving or resulting entity, acquiring beneficial ownership of 30% or more of the shares of capital stock or other equity of the surviving or resulting entity having by the terms thereof voting power to elect the members of the Reis board of directors (or equivalent thereof) or convertible into shares of such capital stock or other equity of such entity.

    David Strong.  In October 2004, as amended in March 2006 and January 2009, Mr. Strong entered into an employment agreement with the Company. The agreement currently expires on the earlier of (i) July 31, 2009 or (ii) the end of the month in which Reis completes sales of all condominium units owned by Reis at the Gold Peak Project.  Under the agreement:

▪	if termination occurs because of Mr. Strong’s death, his estate will be entitled to receive payment for his base salary pro rated through the last day of the month in which he died; and

▪	if termination occurs due to disability, he will be entitled to receive payment for his base salary pro rated through the last day of the month in which termination occurs.

William Sander. In April 2007, Mr. Sander entered into an employment agreement with Reis Services, with employment effective at the time of the Merger. Under the agreement:

▪
the employment of Mr. Sander may be terminated by Reis Services prior to the expiration of the three year term for death, disability or “cause,” and Mr. Sander may terminate the agreement for “good reason”;

▪
upon termination for death or by reason of cause, Mr. Sander will be paid his salary through the date of termination, and if the termination is for death, he will be paid any minimum annual bonus payable to him on or prior to the date of death;

▪
upon termination by Reis Services without cause, or by Mr. Sander for good reason, Mr. Sander will be paid any minimum annual bonus payable to him on or prior to the date of termination plus severance as follows:

o
in the event that employment is terminated within the one-year period following a “change of control,” an amount equal to (i) two times his base salary plus (ii) a pro rata portion of his minimum annual bonus for the current year; and

o	in the event that employment is terminated other than within the one-year period following a change of control, an amount equal to (i) the greater of (a) his base salary and (b) the aggregate amount of base salary remaining to be paid under the employment agreement, plus (ii) a pro rata portion of his minimum annual bonus for the current year.

    For purposes of Mr. Sander’s employment agreement, “cause” is defined as a good faith determination by the President or Chief Executive Officer of Reis Services that Mr. Sander has (i) continually failed to perform his duties under the agreement for a period of 30 days for reasons other than illness or incapacity, provided that the Company gives written notice setting forth with particularity such failure; (ii) committed an act of fraud upon Reis Services or Reis or breached his duty of loyalty to Reis Services; (iii) been convicted of or pleaded guilty or nolo contendere to any felony charge; (iv) been convicted of or pleaded guilty or nolo contendere to any misdemeanor charge involving theft, fraud or other financial impropriety; (v) misappropriated any funds, property or rights of Reis Services or Reis; (vi) breached the non-competition, confidentiality or proprietary rights provisions of the agreement; (vii) violated any policy of Reis Services and failed to cure such violation, if curable, within 30 days after written notice from Reis Services setting forth with particularity such violation; or (viii) subject to applicable law, failed, because of illness or incapacity, to render the services contemplated by the agreement for 120 days in any 365-day period. For purposes of Mr. Sander’s agreement, “good reason” is defined to mean (i) a material diminution in Mr. Sander’s duties or responsibilities or the material demotion of Mr. Sander, (ii) a material breach by Reis Services of its obligations under the agreement and the failure of Reis Services to remedy such breach within 30 days following delivery of written notice to Reis Services setting forth with particularity such breach, or (iii) Mr. Sander’s being required to report to an office to work on a regular basis at a location outside of a 30-mile radius from 530 Fifth Avenue, New York, New York.

    For purposes of Mr. Sander’s employment agreement, “change of control” is defined to mean the occurrence of any of the following, whether directly or indirectly, voluntarily or involuntarily, whether as part of a single transaction or a series of transactions:

▪
during any period of 12 consecutive months or less, individuals who at the beginning of such period constitute the Reis board of directors cease, for any reason, to constitute at least a majority of the Reis board, unless the election or nomination for election of each new director was approved by at least two-thirds of the directors then still in office who were directors at the beginning of the period (either by a specific vote of such directors or by the approval of the Reis proxy statement in which each such individual is named as a nominee for a director without written objection to such nomination by such directors); provided, however, that no individual initially elected or nominated as a director as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the board of directors shall be deemed to be approved (solely for purposes of this definition of “change of control”); or

▪
the sale, transfer or other disposition of all or substantially all of the assets of either Reis or Reis Services (other than to a wholly owned direct or indirect subsidiary of either Reis or Reis Services or a benefit plan of either of them); or

▪
any person or entity or group of affiliated persons or entities (other than Lloyd Lynford, Jonathan Garfield, Mr. Sander or a group including any of them) acquiring beneficial ownership (as that term is used in Rules 13d-3, 13d-5 or 16a-1 under the Securities Exchange Act of 1934, as amended, whether or not applicable) of 30% or more of the shares of capital stock or other equity of either Reis or Reis Services, having by the terms thereof voting power to elect the members of the board of directors or convertible into shares of such capital stock or other equity of either Reis or Reis Services (collectively, “Voting Shares”), as the case may be; or

▪
the stockholders of Reis or members of Reis Services adopting a plan of liquidation providing for the distribution of all or substantially all of either Reis’s or Reis Services’s assets or approving the dissolution of either Reis or Reis Services; or

▪	the merger, consolidation, or reorganization of either Reis or Reis Services or any similar transaction which results in:

o	the beneficial owners of the Voting Shares of either Reis or Reis Services immediately prior to such merger, consolidation, reorganization or transaction beneficially owning, after giving effect to such merger, consolidation, reorganization or transaction, interests or securities of the surviving or resulting entity representing 50% or less of the shares of capital stock or other equity of the surviving or resulting entity having by the terms thereof voting power to elect the members of the board of directors (or equivalent thereof) or convertible into shares of such capital stock or other equity of such entity or

o
any person or entity or group of affiliated persons or entities (other than Lloyd Lynford, Jonathan Garfield, Mr. Sander or a group including any of them) owning, after giving effect to such merger, consolidation, reorganization or transaction, interests or securities of the surviving or resulting entity, acquiring beneficial ownership of 30% or more of the shares of capital stock or other equity of the surviving or resulting entity having by the terms thereof voting power to elect the members of the board of directors (or equivalent thereof) or convertible into shares of such capital stock or other equity of such entity.

Mark P. Cantaluppi. In May 2007, Mr. Cantaluppi entered into an employment agreement with Reis and Reis Services. Under the agreement:

▪
the employment of Mr. Cantaluppi may be terminated by the employers prior to expiration of the three year term for death, disability or “cause,” and Mr. Cantaluppi may terminate the agreement for “good reason”;

▪
upon termination for death, disability or by reason of cause, Mr. Cantaluppi will be paid his salary through the date of termination, and if the termination is for death or disability, he will be paid a pro rata portion of his minimum annual bonus;

▪
upon termination by the employers other than by reason of cause or death or disability, Mr. Cantaluppi will be paid an amount equal to the sum of (i) two times his annual base salary for the year in which termination occurs, (ii) a pro rata portion of his minimum annual bonus for the year in which termination occurs and (iii) all accrued and previously unused vacation time;

▪
upon termination by Mr. Cantaluppi following a change of control and the failure of Mr. Cantaluppi to be offered “comparable employment” by the successor entity within 15 calendar days of the change of control, Mr. Cantaluppi will be paid an amount equal to the sum of (i) two times his annual base salary for the year in which the change of control occurs, (ii) a pro rata portion of his minimum annual bonus for the year in which termination occurs and (iii) all accrued and previously unused vacation time; and

▪
if, after having been offered “comparable employment,” Mr. Cantaluppi terminates his employment for good reason within 180 days after the offer of “comparable employment,” Mr. Cantaluppi will be paid an amount equal to the sum of (i) two times his annual base salary for the year in which the change of control occurs, (ii) a pro rata portion of his minimum annual bonus for the year in which termination occurs and (iii) all accrued and previously unused vacation time.

    For purposes of Mr. Cantaluppi’s employment agreement, “cause” is defined as (i) the commission of fraud, willful misconduct, or gross negligence in the performance of duties, (ii) conviction of a felony, or (iii) violation of the terms, conditions or obligations set forth in his agreement. For purposes of Mr. Cantaluppi’s agreement, “good reason” means (i) a material breach by either employer of its obligations under the agreement and the failure of such employer to remedy such breach within 30 days following delivery of written notice setting forth with particularity such breach, (ii) the relocation of Reis Services’s principal offices to a location outside of Manhattan, Northern New Jersey or within a 50-mile radius from Mr. Cantaluppi’s home, or (iii) the material diminution in Mr. Cantaluppi’s duties or responsibilities or the material demotion of Mr. Cantaluppi. “Comparable employment” is defined as an offer to continue employment for at least the balance of the term of Mr. Cantaluppi’s employment agreement with the same title, and performing substantially similar duties, at a salary and bonus (and with benefits) that is not less than is provided for in his employment agreement.

    For purposes of Mr. Cantaluppi’s employment agreement, a “change of control” is defined as the occurrence of any of the following:

▪
any of the following occurs: (i) a Services Sale Change of Control, (ii) a Services Acquisition Change of Control, (iii) a Services 14A Change of Control, or (iv) a Services Percentage Change of Control (each capitalized term as defined below). For purposes of the agreement:

o
a “Services Sale Change of Control” means that Reis Services has engaged in a merger, consolidation or reorganization or sells all or substantially all of its assets to a “Person” as such term is used for purposes of Section 13(d) or 14(d) of the Exchange Act; provided, however, that a Services Sale Change of Control will not be deemed to have occurred hereunder if (i) immediately prior thereto the circumstances in clause (x) or (y) under the definition of “Services 14A Change of Control” below exist, or (ii) the Company owns, directly or indirectly, immediately following such transaction in excess of 50% of the combined voting power of the outstanding equity securities of the corporation or other entity resulting from such Services Sale Transaction;

o
a “Services Acquisition Change of Control” means that Reis Services has acquired the assets of another company or a subsidiary of Reis Services merges, consolidates or reorganizes with another company and the Company owns, directly or indirectly, immediately following such transaction 50% or less of the combined voting power of the outstanding voting securities of the corporation or other entity resulting from such transaction, provided, however, that a Services Acquisition Change of Control shall not be deemed to have occurred hereunder if immediately prior thereto the circumstances in clause (x) or (y) under the definition of “Services 14A Change of Control” below exist;

o
a “Services 14A Change of Control” means that a change of control has occurred relating to Reis Services of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act, as in effect on the date hereof, whether or not Reis Services is then subject to such reporting requirement, provided, however, that a Services Percentage Change of Control will not be deemed to have occurred hereunder if immediately prior to the occurrence of what would otherwise be a change of control hereunder (x) Jeffrey Lynford is the other party to the transaction (a “Services Control Event”) that would otherwise result in a change of control of Reis Services or (y) Jeffrey Lynford is an executive officer, trustee, director or more than 5% equity holder of the other party to the Services Control Event or of any entity, directly or indirectly, controlling such other party; and

o
a “Services Percentage Change of Control” means a Person (other than the Company) or group of affiliated Persons (other than the Company) owns at any time 30% or more of the outstanding voting securities of Reis Services.

▪
a Parent Asset Sale occurs. A “Parent Asset Sale” means the Company sells, transfers or otherwise disposes of all or substantially all of its real estate assets in one or more transactions whether or not such transactions are related or part of a series of transactions, provided, however, that a Parent Asset Sale will not be deemed to have occurred hereunder if immediately prior thereto the circumstances in clause (x) or (y) under the definition of “Parent 14A Change of Control” below exist.

▪
a Parent Sale Change of Control occurs. A “Parent Sale Change of Control” means the Company has engaged in a merger, consolidation or reorganization or sells all or substantially all of its assets to a Person, provided, however, that a Parent Sale Change of Control will not be deemed to have occurred if (i) immediately prior thereto the circumstances in clause (x) or (y) under the definition of “Parent 14A Change of Control” below exist, or (ii) the equity owners immediately before such transaction own, directly or indirectly, immediately following such transaction in excess of 50% of the combined voting power of the outstanding equity securities of the corporation or other entity resulting from such transaction (the “Surviving Corporation”) in substantially the same proportion as their ownership of the voting securities of the Company immediately before such transaction; provided that notwithstanding the foregoing, a Parent Sale Change of Control will be deemed to have occurred if immediately following such transaction, any person or entity or group of affiliated persons or entities (other than Jeffrey Lynford or a group including him) owns, after giving effect to such transaction, interests or securities of the Surviving Corporation representing 30% or more of the shares of capital stock or other equity of the Surviving Corporation having by the terms thereof voting power to elect the members of the board of directors (or equivalent thereof) or convertible into shares of such capital stock or other equity of the Surviving Corporation.

▪
A Parent Acquisition Change of Control occurs. A “Parent Acquisition Change of Control” means the Company has acquired the assets of another company or a subsidiary of the Company merges, consolidates or reorganizes with another company and (i) the equity owners of the Company immediately before such transaction own, directly or indirectly, immediately following such transaction 50% or less of the combined voting power of the outstanding voting securities of the corporation or other entity resulting from such transaction (the “Other Surviving Corporation”) in substantially the same proportion as their ownership of the voting securities of the Company immediately before such transaction or (ii) immediately following such transaction, any person or entity or group of affiliated persons or entities (other than Jeffrey Lynford or a group including him) owns, after giving effect to such transaction, interests or securities of the Other Surviving Corporation representing 30% or more of the shares of capital stock or other equity of the Other Surviving Corporation having by the terms thereof voting power to elect the members of the board of directors (or equivalent thereof) or convertible into shares of such capital stock or other equity of the Other Surviving Corporation, provided, however, that a Parent Acquisition Change of Control will not be deemed to have occurred it immediately prior thereto the circumstances in clause (x) or (y) under the definition of “Parent 14A Change of Control” below exist.

▪
a Parent 14A Change of Control occurs. A “Parent 14A Change of Control” means that a change of control has occurred relating to the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act, as in effect on the date hereof, whether or not the Company is then subject to such reporting requirement, provided, however, that a Parent 14A Change of Control shall not be deemed to have occurred if immediately prior to the occurrence of what would otherwise be a change of control of the Company (x) Jeffrey Lynford is the other party to the transaction (a “Parent Control Event”) that would otherwise result in a change of control of the Company or (y) Jeffrey Lynford is an executive officer, trustee, director or more than 5% equity holder of the other party to the Parent Control Event or of any entity, directly or indirectly, controlling such other party.

▪	adoption by the board of directors (or equivalent thereof) and the approval by the stockholders or equity owners of a liquidation or dissolution of either employer.

▪
any Person or group of affiliated Persons owns at any time 30% or more of the outstanding voting securities of the Company, provided that such Person or group will not be deemed to own 30% or more of the outstanding voting securities of the Company if the last event or transaction which results in such ownership is (i) the issuance of such securities in connection with the acquisition by the Company of assets or (ii) the acquisition by the Company of any such voting securities; provided, however, that if a Person owns 30% or more of the outstanding voting securities of the Company as a result of the acquisition by the Company of any such voting securities and after such acquisition by the Company, such Person becomes the owner of any additional voting securities of the Company then a change of control of the Company will occur.

▪
during any period of twelve consecutive months or less, individuals who at the beginning of such period constitute the board of directors cease, for any reason, to constitute at least a majority of the board of directors, unless the election or nomination for election of each new director was approved by at least two-thirds of the directors then still in office who were directors at the beginning of the period (either by a specific vote of such directors or by the approval of the employer’s proxy statement in which each such individual is named as a nominee for a director without written objection to such nomination by such directors); provided, however, that no individual initially elected or nominated as a director as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the board of directors will be deemed to be approved (solely for purposes of this clause (H)).

Jeffrey H. Lynford. In May 2007, Jeffrey Lynford entered into an amended employment agreement with Reis and Reis Services. Under the agreement:

▪
the employment of Jeffrey Lynford may be terminated by the employers prior to expiration of the three year term for death, disability or “proper cause,” and Jeffrey Lynford may terminate the agreement for “good reason”;

▪
upon termination (i) at any time prior to a change of control by the employers for cause or by Jeffrey Lynford for other than “good reason” or (ii) at any time because of death or disability, then, in any such case, Jeffrey Lynford or his estate or beneficiaries, as applicable, will be paid his salary through the date of termination;

▪
upon (i) termination at any time by the employers other than for proper cause or by Jeffrey Lynford for good reason other than a change of control or (ii) either employer is liquidated and/or its assets are distributed to a liquidating trust, Jeffrey Lynford will be paid an amount equal to the greater of (1) the aggregate amount of salary that would have become payable to Jeffrey Lynford between the termination date and the expiration of the employment agreement and (2) $375,000, plus in each of clause (1) or (2) a pro rata portion of any annual bonus paid or payable for the immediately preceding contract year;

▪
upon termination by Jeffrey Lynford for good reason solely as a result of a change of control, Jeffrey Lynford will be paid an amount equal to (i) $937,500, plus (ii) a pro rata portion of any annual bonus paid or payable for the immediately preceding contract year; and

▪
if termination occurs for any reason whatsoever (other than by the employers for proper cause), including the expiration of the term of the employment agreement, (i) Reis must assign to Jeffrey Lynford all right, title and interest in and to both a split dollar life insurance agreement between him and Reis and the related insurance policies referred to in that agreement, without requiring repayment by him of paid or accrued premiums with respect to those policies, (ii) all unvested stock options, restricted stock and other similar awards will vest immediately and (iii) he will be entitled to receive all benefits payable to him under pension or other retirement or deferred compensation benefit plans in effect on the date of termination.

    For purposes of Jeffrey Lynford’s employment agreement, “proper cause” means (i) the willful and continuous failure by Jeffrey Lynford to substantially perform his duties which is not cured after a written demand for substantial performance, or (ii) the willful engaging by Jeffrey Lynford in conduct which is demonstrably and materially injurious to the employers, monetarily or otherwise. Jeffrey Lynford may terminate his employment agreement for “good reason” under the following circumstances: (1) the assignment to Jeffrey Lynford of duties materially inconsistent with his status as a senior executive officer of the employers, or a substantial alteration in the nature or status of his responsibilities; (2) a breach by the employers of any of their respective obligations contained in the employment agreement which is not cured after a written demand; (3) failure by the employers to pay any installment of previously awarded incentive compensation or bonuses; (4) failure of the employers to obtain a satisfactory agreement from a successor to perform its obligations under the agreement; or (5) any change of control. For purposes of Jeffrey Lynford’s employment agreement, a “change of control” is defined as set forth in Mr. Cantaluppi’s employment agreement, except that references to Mr. Cantaluppi should be read as referring to Jeffrey Lynford.

    Notwithstanding anything contained in the agreement to the contrary, if Jeffrey Lynford’s employment is terminated prior to a change of control and Jeffrey Lynford reasonably demonstrates that such termination: (i) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a change of control and who effectuates a change of control or (ii) otherwise occurred in connection with, or in anticipation of, a change of control which actually occurs, then for all purposes of the agreement, the date of the change of control with respect to Jeffrey Lynford will mean the date immediately prior to the date of such termination of Jeffrey Lynford’s employment.

    In the employment agreement, Jeffrey Lynford has agreed to maintain the confidentiality of the employers’ information.

    General.  If any payment to Lloyd Lynford, Mr. Garfield or Jeffrey Lynford would be an “excess parachute payment,” which would be subject to an excise tax under Section 4999 of the Code, then each of them, as applicable, will be paid either (i) the full amount or (ii) a reduced amount so that he will not owe an excise tax under Section 4999 if payment of the reduced amount will result in greater after-tax proceeds to any of them as applicable.  Additionally, Jeffrey Lynford’s employment agreement provides for his preference that any amounts not paid to him by reason of such a reduction be paid by the Company in equal amounts to Princeton University’s Woodrow Wilson School of Public International Affairs, the National Trust for Historic Preservation and the Weill Medical College of Cornell University, provided that at the applicable time Jeffrey Lynford is not a director or trustee of any of these organizations.

Compensation Committee Report

Notwithstanding anything to the contrary set forth in any of Reis’s previous filings under the Securities Act or the Exchange Act that might incorporate future filings, including this proxy statement, in whole or in part, this report of the Compensation Committee will not be incorporated by reference into any such filings.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis that is required by the rules established by the SEC. Based on such reviews and discussions, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement. See “Compensation Discussion and Analysis.”

The Compensation Committee of the Board of Directors of Reis, Inc. Michael J. Del Giudice (Chairman) Meyer S. Frucher Edward Lowenthal Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Reis’s executive officers and directors, and persons who own more than 10% of any registered class of Reis’s equity securities, to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than 10% stockholders are required by regulation to furnish Reis with copies of all Section 16(a) reports they file.

Based solely on its review of the copies of the reports it has received and written representations provided to Reis from the individuals required to file the reports, Reis believes that each of Reis’s executive officers and directors has complied with applicable reporting requirements for transactions in Reis’s common stock during the fiscal year ended December 31, 2008, except that, due to a clerical oversight, reports on Form 4 were filed late (on March 13, 2008) with respect to RSUs granted to the following individuals on February 28, 2008: Ms. Cohen and Messrs. Cantaluppi, Crocker, Del Giudice, Frucher, Garfield, Mark Germain (a former director), Lowenthal, Lloyd Lynford, Mitchell and Sander.  All transactions and holdings are currently reported and reflected in this proxy statement.

Submission of Future Stockholder Proposals and Nominations

The deadline for stockholders to submit proposals to be considered for inclusion in Reis’s proxy statement for its 2010 annual meeting of stockholders is December 23, 2009.

In addition, nominations by stockholders of candidates for election as a director or submission of new business proposals not intended to be included in the Company’s proxy statement must be submitted in compliance with Reis’s current bylaws. Reis’s bylaws currently provide that in order for a stockholder to nominate a candidate for election as a director at an annual meeting of stockholders or propose business for consideration at such a meeting, notice must be given to Reis’s Corporate Secretary no more than 150 days nor less than 120 days prior to the first anniversary of the date of mailing of the notice for the preceding year’s annual meeting. Accordingly, under Reis's current bylaws, for a stockholder nomination or business proposal to be considered at the 2010 annual meeting of stockholders, a notice of such nominee or proposal must be received not earlier than November 23, 2009 and not later than December 23, 2009. However, in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, notice by the stockholder to be timely must be delivered not earlier than the 150th day prior to the annual meeting and not later than the 120th day prior to the annual meeting or the tenth day following the day on which public announcement of the date of that meeting is first made. For additional requirements, a stockholder may refer to Reis’s bylaws, a current copy of which may be obtained at the Investor Relations portion of Reis’s website, www.reis.com, or without charge upon request from Reis’s Corporate Secretary.

Miscellaneous

    Reis’s Annual Report to Stockholders for the year ended December 31, 2008 accompanies this proxy statement and has been mailed to persons who were stockholders of Reis as of the close of business on April 15, 2009. Any stockholder who has not received a copy of the Annual Report to Stockholders may obtain a copy by writing to Reis’s Corporate Secretary. Neither the Annual Report to Stockholders nor Reis’s website are to be treated as part of the proxy solicitation material or as having been incorporated in this proxy statement by reference.

    If you and others who share your address own your shares in “street name,” your broker or other holder of record may be sending only one annual report and proxy statement to your address. This practice, known as “householding,” is designed to reduce printing and postage costs. However, if a stockholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, he or she should contact the broker or other holder of record. If you own your shares in “street name” and are receiving multiple copies of the annual report and proxy statement, you can request householding by contacting your broker or other holder of record.

    Whether or not you plan to attend the annual meeting, please vote by marking, signing, dating and promptly returning the enclosed proxy card in the enclosed envelope.

PROXY

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report to Stockholders are available at www.reis.com/eproxy.

REIS, INC.
PROXY FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned stockholder of Reis, Inc., a Maryland corporation (the “Company”), hereby appoints Jeffrey H. Lynford and Lloyd Lynford, or either of them, and with full power of substitution, to act as proxy for the undersigned, and to attend the 2009 Annual Meeting of Stockholders of the Company to be held on Thursday, June 11, 2009 at 10:00 a.m., local time, at the offices of The Nasdaq OMX Group, One Liberty Plaza, 165 Broadway, 50th Floor, New York, NY 10006, or any adjournment(s) or postponement(s) thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby revokes any proxy previously given with respect to such shares.

    The undersigned acknowledges receipt from the Company prior to execution of this proxy of (i) a Notice of Annual Meeting of Stockholders, (ii) a proxy statement dated April 22, 2009 and (iii) the Company’s Annual Report to Stockholders for the year ended December 31, 2008.

    THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF THIS PROXY IS EXECUTED BUT NO SPECIFICATION IS MADE, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE VOTED FOR EACH OF THE NOMINEES AND FOR PROPOSAL 2.  THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT(S) OR POSTPONEMENT(S) THEREOF.

Please Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.

A.	PROPOSALS — THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL THE NOMINEES LISTED AND FOR PROPOSAL 2.

1.	Election of Directors for a Term Expiring at the 2012 Annual Meeting of Stockholders:

01- Meyer S. Frucher	02- Jonathan Garfield
/ / FOR	/ / FOR
/ / WITHHOLD	/ / WITHHOLD

2.	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009.

/ / FOR	/ / AGAINST	/ / ABSTAIN

3.	To vote and otherwise represent the shares on any other matters which may properly come before the meeting or any adjournment(s) or postponement(s) thereof, in their discretion.

B.	NON-VOTING ITEMS

CHANGE OF ADDRESS — Please print new address below.

MEETING ATTENDANCE
/	/	Mark box to the right / / if you plan to attend the Annual Meeting.

C.	AUTHORIZED SIGNATURES — THIS SECTION MUST BE COMPLETED FOR YOUR VOTE TO BE COUNTED. — DATE AND SIGN BELOW

Note: Please sign exactly as name appears hereon and date. If the shares are held jointly, each holder should sign. When
signing as an attorney, executor, administrator, trustee, guardian or as an officer signing for a corporation, please give full title under signature.

Date (mm/dd/yyyy) — Please print date below.
/ / / /

Signature 1 — Please keep signature within the box.
/ /

Signature 2 — Please keep signature within the box.
/ /